Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-132180


                Prospectus Supplement No. 2 dated August 4, 2006
                      (to Prospectus dated April 28, 2006)


     This Prospectus Supplement No. 2 supplements and amends the Prospectus dated April 28, 2006, as supplemented and amended by Prospectus Supplement No. 1 dated May 15, 2006 (the "Prospectus"), relating to the resale of 122,793,324 shares of common stock, par value $.01 per share, of Simtek Corporation ("Simtek"). You should read this Prospectus Supplement No. 2 in conjunction with the Prospectus. Prospectus Supplement No. 2 is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto.


     Attached hereto and incorporated by reference herein is Simtek's (a) Amended Quarterly Report on Form 10-Q/A for the three months ended March 31, 2006, filed with the Securities and Exchange Commission ("SEC") on August 4, 2006, (b) Current Report on Form 8-K filed with the SEC on May 16, 2006, (c) Current Report on Form 8-K filed with the SEC on May 30, 2006, (d) Current Report on Form 8-K filed with the SEC on June 8, 2006, (e) Current Report on Form 8-K filed with the SEC on June 30, 2006, (f) Current Report on Form 8-K filed with the SEC on July 10, 2006, (g) Current Report on Form 8-K filed with the SEC on July 26, 2006, and (h) Current Report on Form 8-K filed with the SEC on July 28, 2006. This Prospectus Supplement No. 2 should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 2 supersedes the information contained in the Prospectus.

     The Prospectus, together with this Prospectus Supplement No. 2, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to the offers and sales of the Simtek common stock offered hereby.

     See the section of the Prospectus titled "Risk Factors", beginning on page 4 thereof, for certain factors relating to an investment in the shares of Simtek common stock offered hereby.

     Neither the SEC nor any other state securities commission has approved or disapproved of the Simtek common stock offered hereby or passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement No. 2. Any representation to the contrary is a criminal offense.


         The date of this Prospectus Supplement No. 2 is August 4, 2006.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   FORM 10-Q/A

                       ----------------------------------

(Mark One)

[X] Quarterly report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 for the Quarter ended March 31, 2006
                                       OR
[ ] Transition report pursuant to section 13 or 15 (d) of the Securities Exchange Act of 1934

                         Commission file number 0-19027

                               SIMTEK CORPORATION
             (Exact name of registrant as specified in its charter)

                -------------------------------------------------

         Colorado                                      84-1057605
(State or other jurisdiction                (I.R.S. Employer Identification No.)
of incorporation or organization)

                        4250 Buckingham Drive, Suite 100,
                        Colorado Springs, Colorado 80907
               (Address of principal executive offices) (Zip Code)

                                 (719) 531-9444


Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been
subject to such filing requirements for the past 90 days. Yes  X    No
                                                              ---      ---

Indicate by check mark whether the registrant is an accelerated filer (as
defined in Rule 12b-2 of the Exchange Act).   Yes       No  X
                                                  ---      ---

The total number of shares of Common Stock issued and outstanding as of August 3, 2006 was 148,763,192.

                                Explanatory Note

We are filing this Amendment No. 1 on Form 10-Q/A to Simtek Corporation's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2006, which was originally filed with the Securities and Exchange Commission (the "SEC") on May 15, 2006 (the "Original Form 10-Q") to reflect that Simtek has determined that it is appropriate to recognize the non-refundable advance royalty payments under its License and Development Agreement, dated March 26, 2006, with Cypress Semiconductor Corporation ("Cypress") as royalty revenue upon receipt from Cypress. Therefore, this Form 10-Q/A restates Simtek's consolidated financial statements as of and for the three months ended March 31, 2006 such that total revenue for such three month period is reported as $5,778,000 ($1,035,000 more than the $4,743,000 reported in the Original Form 10-Q), net loss for such three months period is reported as $901,000 (rather than the $1,936,000 reported in the Original Form 10-Q), total liabilities are reduced from $8,430,000 (as reported in the Original Form 10-Q) to $7,395,000, accumulated deficit is reduced from $48,127,000 (as reported in the Original Form 10-Q) to $47,092,000, and total shareholders' equity is increased from $2,008,000 (as reported in the Original Form 10-Q) to $3,043,000. We decided to amend and restate after management and the audit committee of the Board of Directors discussed with our independent registered public accounting firm the recognition of such non-refundable advance royalty payments. We concluded that our financial statements for the three months ended March 31, 2006 should be restated.

Part I of this Form 10-Q/A contains more information about the restatement in "Note 2. Change in Accounting Principle," which accompanies the condensed consolidated financial statements in Item 1.

This Form 10-Q/A speaks as of March 31, 2006, and except as noted herein, we have not materially modified or updated the disclosures herein for events that occurred at a later date. Events occurring after the date of the Original Form 10-Q, and other disclosures necessary to reflect subsequent events, have been addressed, in accordance with applicable disclosure requirements, in our Form 8-Ks filed after March 31, 2006 will be addressed, in accordance with applicable disclosure requirements, in our Form 10-Q for the three months ended June 30, 2006.

                               SIMTEK CORPORATION

                                      INDEX

                      For the Quarter Ended March 31, 2006

PART 1. FINANCIAL INFORMATION

    ITEM 1                                                                 Page
                                                                           ----
         Condensed Consolidated Balance Sheets as of March 31, 2006
         and December 31, 2005                                                4

         Condensed Consolidated Statements of Operations for the
         three months ended March 31, 2006 and 2005                           5

         Condensed Consolidated Statements of Cash Flows for the
         three months ended March 31, 2006 and 2005                           6

         Notes to Condensed Consolidated Financial Statements              7-14

    ITEM 2
         Managements Discussion and Analysis of Financial Condition
         and Results of Operations                                           15

    ITEM 3
         Quantitative and Qualitative Disclosures about Market Risk          21

    ITEM 4
         Controls and Procedures                                             22

PART 2. OTHER INFORMATION

    ITEM 1       Legal Proceedings                                           23

    ITEM 2       Unregistered Sales of Equity Securities and Use
                 of Proceeds                                                 23

    ITEM 3       Defaults Upon Senior Securities                             23

    ITEM 4       Submission of Matters to a Vote of Security Holders         23

    ITEM 5       Other Information                                           23

    ITEM 6       Exhibits and Reports on Form 8-K                            23

SIGNATURES                                                                   24




                                                 SIMTEK CORPORATION
                                       CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Amounts in thousands, except par value and share amounts)

                                                     ASSETS
                                                     ------
                                                                             March 31, 2006      December 31, 2005
                                                                             --------------      -----------------
                                                                             (As Restated)
                                                                              (Unaudited)
CURRENT ASSETS:
     Cash and cash equivalents                                                  $  2,814              $  1,766
     Restricted investments                                                        2,281                 2,281
     Accounts receivable - trade, net                                              2,854                 1,456
     Inventory, net                                                                2,572                 2,068
     Prepaid expenses and other current assets                                       115                    99
     Deposits                                                                         --                   600
                                                                                --------              --------
         Total current assets                                                     10,636                 8,270
EQUIPMENT AND FURNITURE, net                                                         621                   571
DEFERRED FINANCING COSTS AND DEBT ISSUANCE COSTS                                     103                   111
GOODWILL                                                                             914                   876
NON-COMPETITION AGREEMENT                                                          8,459                 8,910
OTHER ASSETS                                                                          37                    20
                                                                                --------              --------
     TOTAL ASSETS                                                               $ 20,770              $ 18,758
                                                                                ========              ========

                                          LIABILITES AND SHAREHOLDERS' EQUITY
                                          -----------------------------------

CURRENT LIABILITIES:
     Accounts payable                                                           $  3,049              $  2,822
     Accrued expenses                                                              1,022                 1,419
     Accrued vacation payable                                                        172                   145
     Accrued wages                                                                   152                    40
     Obligation under capital leases                                                  --                    13
     Debentures, current                                                             360                   240
                                                                                --------              --------
         Total current liabilities                                                 4,755                 4,679
DEBENTURES, NET OF CURRENT                                                         2,640                 2,760
                                                                                --------              --------
     Total liabilities                                                             7,395                 7,439
Temporary equity, consisted of 68,750,000 shares of common stock,
     $0.01 par value, subject to cash penalties under registration rights
     agreements, net of financing costs of $667,542                               10,332                 8,459
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
     Preferred stock, $1.00 par value; 2,000,000 shares authorized,
         none issued                                                                  --                    --
     Common stock, $.01 par value; 300,000,000 shares authorized,
         78,170,823 and 78,160,823 shares issued and outstanding
         at March 31, 2006 and December 31, 2005, excluding
         temporary equity                                                            782                   782
     Additional paid-in capital                                                   49,366                48,282
     Treasury stock, at cost; 10,000 shares                                          (13)                  (13)
     Accumulated deficit                                                         (47,092)              (46,191)
     Accumulated other comprehensive income:
         Cumulative translation adjustment                                            --                    --
                                                                                --------              --------
         Total shareholders' equity                                                3,043                 2,860
                                                                                --------              --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                      $ 20,770              $ 18,758
                                                                                ========              ========


       The accompanying notes are an integral part of these condensed consolidated financial statements.



                                       SIMTEK CORPORATION
                           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                           (Unaudited)
                      (Amounts in thousands, except share and per share amounts)

                                                                         For the three months ended March 31,
                                                                         ------------------------------------
                                                                            2006                       2005
                                                                            ----                       ----
                                                                       (As Restated)
REVENUE
     Product sales, net                                               $       4,743                $       2,976
     Royalty revenue                                                          1,035                           --
                                                                      -------------                -------------
                  Total Revenue                                               5,778                        2,976

     Cost of sales                                                            3,470                        2,071
                                                                      -------------                -------------

GROSS PROFIT                                                                  2,308                          905

OPERATING EXPENSES:
     Research and development costs                                           1,545                        1,145
     Sales and marketing                                                        944                          401
     General and administrative                                                 699                          293
                                                                      -------------                -------------

                  Total operating expenses                                    3,188                        1,839
                                                                      -------------                -------------

LOSS FROM OPERATIONS                                                           (880)                        (934)

OTHER INCOME (EXPENSE):
     Interest income                                                             40                            5
     Interest expense                                                           (60)                         (57)
     Other expense                                                               (1)                          (1)
                                                                      -------------                -------------

                  Total other expense                                           (21)                         (53)
                                                                      -------------                -------------

LOSS FROM CONTINUING OPERATIONS
     BEFORE PROVISION FOR INCOME TAXES                                         (901)                        (987)

     Provision for income taxes                                                  --                           --
                                                                      -------------                -------------

LOSS FROM CONTINUING OPERATIONS                                                (901)                        (987)

LOSS FROM DISCONTINUED OPERATIONS                                                --                          (26)
                                                                      -------------                -------------

NET LOSS                                                              $        (901)               $      (1,013)
                                                                      =============                =============

NET LOSS PER COMMON SHARE:
         Basic and diluted
     Loss from continuing operations                                  $        (.01)               $        (.02)
     Loss from discontinued operations                                $          --                $          --
                                                                      -------------                -------------
     Total                                                            $        (.01)               $        (.02)
                                                                      =============                =============
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
     Basic and diluted                                                  146,920,823                   62,934,158
                                                                      =============                =============


        The accompanying notes are an integral part of these condensed consolidated financial statements.



                                     SIMTEK CORPORATION
                        CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                         (unaudited)
                                   (Amounts in thousands)

                                                                                Three Months Ended March 31,
                                                                                ----------------------------
                                                                                  2006               2005
                                                                                  ----               ----
                                                                              (As Restated)

CASH FLOWS FROM OPERATING ACTIVITIES:

     Net loss                                                                   $  (901)           $(1,013)
     Loss from discontinued operations                                               --                 26
     Adjustments to reconcile net loss to net cash used in operating
         Activities:
         Depreciation and amortization                                              107                111
         Expense related to stock options                                           119                 --
         Amortization of non-competition agreement                                  451                 --
         Net change in allowance accounts                                           353                 49
         Deferred financing fees                                                      8                  4
         Changes in assets and liabilities:
          (Increase) decrease in:
              Accounts receivable                                                (1,387)               981
              Inventory                                                            (943)              (500)
              Prepaid expenses and other                                            567                 44
          Increase (decrease) in:
              Accounts payable                                                      224               (255)
              Accrued expenses                                                     (178)                22
                                                                                -------            -------
         Net cash used in operating activities of continuing operations          (1,580)              (531)
         Net cash provided by operating activities of discontinued
              operations                                                             --                  4
                                                                                -------            -------
         Net cash used in operating activities                                   (1,580)              (527)
                                                                                -------            -------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of equipment and furniture, net                                      (157)              (186)
     Purchase of certain assets from ZMD                                            (38)                --
                                                                                -------            -------
     Net cash used in investing activities of continuing operations                (195)              (186)
     Net cash used in investing activities of discontinued operations                --                (23)
                                                                                -------            -------
     Net cash used in investing activities                                         (195)              (209)
                                                                                -------            -------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Payments on capital lease obligation                                           (13)               (13)
     Funds receiving from December 2005 equity financing, net                     1,874                 --
     Warrants issued for license rights                                             965                 --
     Exercise of stock options                                                       --                 58
                                                                                -------            -------
     Net cash provided by financing activities                                    2,826                 45
                                                                                -------            -------

Effect of exchange rate changes on cash                                              (3)                --
                                                                                -------            -------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                           1,048               (691)
CASH AND CASH EQUIVALENTS, beginning of period                                    1,766              2,147
                                                                                -------            -------
CASH AND CASH EQUIVALENTS, end of period                                        $ 2,814            $ 1,456
                                                                                =======            =======
Cash paid for interest                                                          $    56            $    57
                                                                                =======            =======


     The accompanying notes are an integral part of these condensed consolidated financial statements.

                               SIMTEK CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


1.   Basis of Presentation

     The consolidated financial statements include the accounts of Simtek and its wholly owned subsidiaries. Intercompany accounts and transactions have been eliminated. The financial statements included herein are presented in accordance with the requirements of Form 10-Q and consequently do not include all of the disclosures normally made in the registrant's annual Form 10-K filing. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Annual Report and Form 10-K and Annual Report and Form 10-K/A for Simtek Corporation ("Simtek" or the "Company") filed on April 7, 2006 and April 28, 2006, respectively for fiscal year 2005.

     In the opinion of management, the unaudited financial statements reflect all adjustments of a normal recurring nature necessary to present a fair statement of the results of operations for the respective interim periods. The year-end balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America. Results of operations for the interim periods are not necessarily indicative of the results of operations for the full fiscal year.

     Stock-Based Compensation
     ------------------------

     Adoption of SFAS 123(R)
     Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standard 123(R) "Share-Based Payment" ("SFAS 123(R)") using the modified prospective transition method. In addition, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 "Share-Based Payment" ("SAB 107") in March, 2005, which provides supplemental SFAS 123(R) application guidance based on the views of the SEC. Under the modified prospective transition method, compensation cost recognized in the quarterly period ended March 31, 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and (b) compensation cost for all share-based payments granted beginning January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). In accordance with the modified prospective transition method, results for prior periods have not been restated.

         The adoption of SFAS 123(R) resulted in stock compensation expense for the quarterly period ended March 31, 2006 of $119,000 to loss from continuing operations and loss before income taxes. The Company did not recognize a tax benefit from the stock compensation expense because the Company considers it is more likely than not that the related deferred tax assets, which have been reduced by a full valuation allowance, will not be realized. The following table summarizes the effects of the share-based compensation resulting from the application of SFAS No. 123(R) to options granted under the Company's stock option plan.

                                                                  Three Months
                                                                      Ended
                                                                  March 31, 2006
                                                                  --------------

(In thousands except per share amounts)
---------------------------------------
Research and development                                            $      39
Sales and marketing                                                        16
General and administrative                                                 64
                                                                    ---------
Share-based compensation effect on loss from continuing
     operations before provision for income taxes                   $     119
Provision for income taxes                                                  -
                                                                    ---------
Net share-based compensation effects on net loss                    $     119
                                                                    =========

Share-based compensation effects on basic and diluted loss
     per common share                                               $       -
                                                                    =========
Share-based compensation effects on cash flow from operations       $     119
                                                                    =========

                               SIMTEK CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


     The Black-Scholes option-pricing model was used to estimate the option fair values. The option-pricing model requires a number of assumptions, of which the most significant are, expected stock price volatility and the expected option term (the amount of time from the grant date until the options are exercised or expire). Expected volatility was calculated based upon actual historical stock price movements over the most recent periods ending March 31, 2006 equal to the expected option term. In accordance with SFAS No. 123(R), the Company adjusts share-based compensation on a quarterly basis for changes to the estimate of expected forfeitures based on actual forfeiture experience. The effect of adjusting the forfeiture rate for all expense amortization after January 1, 2006 is recognized in the period the forfeiture estimate is changed. The effect of forfeiture adjustments in the first quarter of 2006 was insignificant. The expected option term was calculated using the "simplified" method permitted by SAB 107.

     SFAS 123(R) requires tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options ("excess tax benefits") to be classified and reported as both an operating cash outflow and a financing cash inflow upon adoption of SFAS 123(R). As discussed in Note 7 - Taxes from the Company's report on Form 10-K for the period ending December 31, 2005, as a result of the Company's net operating losses, the excess tax benefits that would otherwise be available to reduce income taxes payable have the effect of increasing the Company's net operating loss carry forwards. Accordingly, because the Company is not able to realize these excess tax benefits, such benefits have not been recognized in the condensed statement of cash flow for the quarterly period ended March 31, 2006.

Pro-Forma Stock Compensation Expense for the Quarterly Period Ended March 31,
2005

     Prior to January 1, 2006, as permitted under the SFAS No. 123, Accounting for Stock-Based Compensation, the Company accounted for its stock-based compensation in accordance with the provisions of Accounting Principles Board
(APB) Opinion No. 25, Accounting for Stock Issued to Employees. As such, compensation expense was recorded on the date of grant if the current market price of the underlying stock exceeds the exercise price. Certain pro forma net loss and EPS disclosures for employee stock option grants are included below as if the fair value method as defined in SFAS No. 123 had been applied. Transactions in equity instruments with non-employees for goods or services are accounted for by the fair value method. Had compensation cost been determined based on the fair value at the grant dates for awards under employee stock based compensation plans consistent with the fair value method for the quarter ending March 31, 2005, the Company's net loss and EPS would have been increased to the pro forma amounts indicated below.

                                                                  Three Months
                                                                  ------------
                                                                 Ended March 31,
                                                                 ---------------
                                                                      2005
                                                                      ----
(In thousands except per share amounts)

Net loss as reported                                               $ (1,013)
     Add: Stock based compensation included in reported
     Net loss                                                             -
     Deduct: Fair value of stock based compensation                    (141)
                                                                   --------
     Proforma net loss                                             $ (1,154)
                                                                   ========

Net loss as reported - basic and diluted                           $   (.02)
Proforma net loss - basic and diluted                              $   (.02)

                               SIMTEK CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



     In accordance with the modified prospective transition method of SFAS 123(R), the prior comparative quarterly results have not been restated.

Stock Options as of the Quarterly Period Ended March 31, 2006

     The Company adopted a Non-Qualified Stock Option Plan in 1994, as amended, that authorizes 18,600,000 non-qualified stock options that may be granted to directors, employees, and consultants. The plan permits the issuance of non-statutory options and provides for a minimum exercise price equal to 100% of the fair market value of the Company's common stock on the date of grant. The maximum term of options granted under the plans are 10 years and options granted to employees expire three months after the termination of employment. In 2004, the Non-Qualified Stock Option Plan was extended for 10 more years. None of the options may be exercised during the first six months of the option term.

         The following table summarizes stock options outstanding and changes during the quarterly period ended March 31, 2006:

                                                                                   Outstanding Options
                                                                -------------------------------------------------------------
                                                                                                   Weighted
                                                                                                    Average
                                                                                                   Remaining
                                                                                    Weighted      Contractual       Aggregate
                                                                Number of            Average         Term           Intrinsic
                                                                  Shares         Exercise Price   (in years)          Value
                                                                ---------        --------------   -----------       ----------
Options outstanding at January 1, 2006.............             7,969,363             $0.62
  Granted..........................................               640,000              0.27
  Exercised........................................                     -                 -                                -
  Cancelled or forfeited...........................              (120,000)            (1.25)
                                                                ---------
Options outstanding at March 31, 2006..............             8,489,363             $0.56          3.63
                                                                =========             =====          ====           =========

Options exercisable at March 31, 2006..............             5,193,252             $0.65          3.63
                                                                =========             =====          ====           =========

     There were no options exercised in the period ended March 31, 2006. Shares available for grant under the Plan as of March 31, 2006 were 5,665,017.

                               SIMTEK CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



Stock options outstanding and currently exercisable at March 31, 2006 are as follows:


                           Outstanding                                                      Exercisable
    --------------------------------------------------------------------------- ------------------------------------
                                        Weighted Average
                         ------------------------------------------------------
                                               Remaining          Weighted
                             Number        Contractual Life       Average            Number         Weighted Average
      Exercise Price       Outstanding         in Months       Exercise Price      Exercisable       Exercise Price
    ------------------- ------------------ ------------------ ----------------- ------------------ ------------------
     $0.14-$0.35           1,780,188             34             $     0.23          1,140,188        $     0.20

     $0.365-$0.60          3,267,716             53             $     0.46          1,403,251        $     0.45

     $0.62-$0.90           2,364,125             59             $     0.66          1,572,479        $     0.66

     $1.125-$1.53            927,334             37             $     1.26            927,334        $     1.26

     $1.90                   150,000             59             $     1.90            150,000        $     1.90
                             -------                                                  -------

                           8,489,363                                                5,193,252
                           =========                                                =========


     Total estimated unrecognized compensation cost from unvested stock options as of March 31, 2006 was approximately $1 million, which is expected to be recognized over the next three years.

        The weighted average per share fair value of stock options granted during the quarterly periods ending March 31, 2006 and 2005 was $0.1727 and $0.3856, respectively. The fair value was estimated as of the grant date using the Black-Scholes option pricing model with the following assumptions:

                                                    Three Months Ended March 31,
                                                    ----------------------------
                                                        2006            2005
                                                    -------------   ------------
     Volatility                                           85%            83%
     Expected option term                              4  years        4 years
     Risk-free interest rate                             4.59%          3.54%
     Expected dividend yield                               0%             0%


     Modifications of Stock Options Granted

     In May 2005, the Company accelerated vesting of certain unvested and out-of-the-money stock options previously awarded to employees and officers. Because the price of the Company's common stock was $0.57 on the day of acceleration, the options, which are exercisable at $0.62 and above, had no economic value on the date of acceleration. As a result of the acceleration, options to purchase approximately 1.7 million shares of Simtek common stock are now exercisable. Options held by non-employee directors were excluded from the vesting acceleration.

                               SIMTEK CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


     Non-competition Agreement
     -------------------------

     In December 2005, the Company entered into a non-competition agreement with Zentrum Mikroelektronik Dresden AG ("ZMD") as part of the acquisition of ZMD's nvSRAM product line. The Company assigned a value of $8,910,000 to the non-competition agreement in December 2005. The value assigned to the non-competition agreement is being amortized on a straight-line basis over its five-year life. The Company recorded an expense, for the amortization, of approximately $451,000 to sales and marketing for the three months ended March 31, 2006.

     Goodwill
     --------

     Goodwill represents the excess of the total amount paid to ZMD for the nvSRAM assets acquired on December 30, 2005 and the fair value assigned to specific assets. This amount will not be amortized, but will be reviewed for impairment on a periodic basis. As of March 31, 2006 no impairment of value has been recorded.

     Accumulated other comprehensive income (loss)
     ---------------------------------------------

     The functional currency for Simtek GmbH is the local currency, the Euro. Assets and Liabilities for this foreign operation are translated at the exchange rate in effect at the balance sheet date, and income and expenses are translated at average exchange rates prevailing during the period. Translation gains or losses are included within shareholders' equity as part of accumulated other comprehensive income (loss).

2.   Change in Accounting Principle

     The Company originally recorded the receipt of the non-refundable prepaid royalties received from Cypress on March 24, 2006 as a liability to be recognized as revenue in the future based upon shipments of products by Cypress to its customers (See Note 7 below). However, the Company subsequently determined that the non-refundable prepaid royalties are more appropriately accounted for as minimum royalty payments as described in Staff Accounting Bulletin 101 "Revenue Recognition in Financial Statements." All of the revenue recognition criteria contained in Statement of Financial Accounting Concepts No. 5 "Recognition and Measurement in Financial Statements of Business Enterprises" have been met. Under the previous method of accounting, if Cypress does not actually sell product, Simtek would never recognize the revenue. Since Simtek fulfilled all of its obligations prior to receipt of the payment, the non-refundable payments are more properly accounted for as minimum royalty payments and recorded as revenue when received.

     The following table reflects the amounts as previously reported and as restated:

                                                   As
                                               Reported       Restated
       (Amounts in thousands)
       Consolidated Balance Sheet:

       Prepaid royalties                     $     1,035     $      --
       Total liabilities                     $     8,430     $   7,395
       Accumulated deficit                   $   (48,127)    $ (47,092)
       Total shareholders' equity            $     2,008     $   3,043

       Consolidated Statement of Operations:

       Royalty revenue                       $        --     $   1,035
       Total revenue                         $     4,743     $   5,778
       Gross profit                          $     1,273     $   2,308
       Loss from operations                  $    (1,915)    $    (880)
       Net loss                              $    (1,936)    $    (901)

                               SIMTEK CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


3.   Liquidity

     During the three months ended March 31, 2006 and the twelve months ended December 31, 2005, the Company incurred a net loss of approximately $1,936,000 and $5,785,000, respectively and has an accumulated deficit of $48,127,000 as of March 31, 2006. The Company was also not in compliance with its debentures throughout 2005 and the first three months of 2006, but was successful in obtaining waivers through April 1, 2007 from the debenture holders. The Company will issue the debenture holders a total of 50,000 warrants for receipt of the waiver. The Company has working capital of approximately $4,846,000 as of March 31, 2006.

     The Company operates in a volatile industry, whereby its average selling prices and product costs are influenced by competitive factors. Furthermore, the Company continues to incur significant research and development costs for product development. These factors create pressures on sales, costs, earnings and cash flows, which will impact liquidity.

     If the Company is unable to achieve profitable operations in 2006 it may result in increased liquidity pressure on the Company, whereby it might be required to enter into debt or equity arrangements that may not be as otherwise favorable to the Company.

4.   Revenue Recognition

     Revenue Recognition - Product sales revenue is recognized when a valid purchase order has been received with a fixed price and the products are shipped to customers FOB origin (Colorado Springs, Colorado or Dresden, Germany), including distributors. Based on historic business with the majority of the Company's customers and, in the case of new customers, the Company is reasonably assured that collectibility on our shipments will occur. Customers receive a one-year product warranty and sales to distributors are subject to a limited product exchange program and a price protection in the event of changes in the Company's product price. The Company provides a reserve for possible product returns, product price protection and warranty costs at the time the sale is recognized. The Company has a detailed procedure to ensure that its estimates for reserves are reasonable and reliable. The reserve for product returns is based on the actual inventory value of the Company's semiconductor products held by its distributors. The Company's distributors are permitted to rotate up to 5% of their stock every six months with the stipulation that they must submit a replacement order of equal dollar value to the stock that they are returning. The reserve for price protection is used when the Company authorizes special pricing to one of its distributors for a specific customer. To date, the estimates have not been materially different from the credits we have issued under these reserves.

     Revenue from royalties related to non-refundable prepaid royalty payments is recognized upon receipt. Revenue from royalties related to sales of products by license partners is recognized upon the notification to us of shipment of product from the Company's technology license partners to direct customers.

5.   Inventories

     The Company records inventory using the lower of cost (first-in, first-out) or market. Inventory at March 31, 2006 and December 31, 2005 included:

                                           March 31, 2006     December 31, 2005
     (In Thousands)

     Raw Materials                            $    67             $    33
     Work in progress                           1,476               1,096
     Finished Goods                             1,588               1,056
                                              -------             -------
                                                3,131               2,185
     Less reserves for excess inventory          (559)               (117)
                                              -------             -------
                                              $ 2,572             $ 2,068
                                              =======             =======

                               SIMTEK CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


6.   Convertible Debentures

     On July 1, 2002, the Company received funding of $3,000,000 in a financing transaction with Renaissance Capital Growth and Income Fund III, Inc., Renaissance US Growth & Investment Trust PLC and BFSUS Special Opportunities Trust PLC. RENN Capital Group, Inc. is the agent for the RENN investment funds. One of the Company's directors holds the position of Senior Vice President of RENN Capital Group. The $3,000,000 funding consists of convertible debentures with a 7-year term at a 7.5% per annum interest rate. Each fund equally invested $1,000,000. The holder of the debenture shall have the right, at any time, to convert all, or in multiples of $100,000, any part of the Debenture into fully paid and nonassessable shares of Simtek Corporation common stock. The debentures were originally convertible into Simtek common stock at $0.312 per share, which was in excess of the market price per share on July 1, 2002. Through March 31, 2006, the Company was not in compliance with two of the covenants set forth in the loan agreement. These covenants relate to the interest coverage ratio and debt to equity ratio. On May 10, 2006, the Company received a waiver for the two covenants through April 1, 2007. The Company will issue the debenture holders a total of 50,000 warrants for receipt of the waiver. However, significant variances in future actual operations from the Company's current estimates could result in the reclassification of this note to current liabilities. The Convertible Debentures allows for an adjustment in the conversion price, if the Company issues Common Stock in connection with an equity financing, where the sale price is less than the conversion price of $0.312. This occurred in December 2005 in connection with the common stock sale of $11,000,000 at a price of $0.16 per share. Pursuant to the terms of the 2002 convertible debentures, the Company agreed with the RENN Capital Group that the conversion price would be reduced to $0.22 per share. Based on the conversion rate of $0.22 per share, each RENN investment fund is entitled to 4,545,455 shares upon conversion.

      On June 28, 2005, the Company received a waiver from the debenture holders extending until July 1, 2006 the commencement date for principal payments of the $3 million aggregate principal amount 7.5% convertible debentures issued by the Company in 2002. The original terms of the debentures required the Company to make monthly principal payments of $10 per $1,000 of the then remaining principal amount, beginning on June 28, 2005. The Company will still be required to make interest payments. Under the terms of the waiver, monthly principal payments of $13.33 per $1,000 of the then remaining outstanding principal amount will commence on July 1, 2006. The final maturity date remains as June 28, 2009. As consideration for the extension, the Company has issued to the debenture holders warrants to purchase 200,000 shares of Simtek common stock at $0.50 per share, a premium to the market price on the date of the waiver. The Company estimated the value of the warrants at the time of grant, using the Black Scholes option-pricing model, to be approximately $62,000. The Company recognized $4,000 as additional interest expense for the three months ending March 31, 2006.

7.   Non-Refundable Prepaid Royalties

     On March 24, 2006, the Company entered into a Development and License Agreement with Cypress pursuant to which, among other things, Cypress agreed to license certain intellectual property from the Company to develop and manufacture standard, custom and embedded nvSRAM products and Cypress has agreed to pay to the Company $4,000,000 in non-refundable pre-paid royalties of which $2 million was paid upon signing of the agreement and $1 million is payable on each of June 30, 2006 and December 31, 2006. In addition, the Company licensed rights to use certain intellectual property from Cypress for use in its products. As part of the Development and License Agreement, the Company agreed to issue to Cypress warrants to purchase 20 million shares of the Company's common stock for $0.75 per share. The warrants have a ten year life. The warrants will be issued upon receipt of each of the prepaid royalty amounts. As of March 31, 2006, the Company received $2,000,000 from Cypress in pre-paid royalties. In addition, the Company has issued warrants to purchase 10 million shares of common stock. The value of the warrants issued of $965,000 was determined by an independent valuation firm and has been recorded as an increase in additional paid in capital. The net balance of the non-refundable prepaid royalties of $1,035,000 was recognized as revenue at the time the payment was received.

                               SIMTEK CORPORATION
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


8.   Geographic Concentration

     Sales of the Company's semiconductor products by location for the three months ended March 31, 2006 and 2005 were as follows:

                                                          Three Months Ended
                                                                 March 31,
                                                          ----------------------
                                                          2006              2005
                                                          ----              ----

     United States                                         19%               28%
     Europe                                                28%               17%
     Far East                                              44%               44%
     All Others                                             9%               11%
                                                          ----              ----
                                                          100%              100%
                                                          ====              ====

9.   Accumulated Other Comprehensive Income (Loss)

     Accumulated other comprehensive income (loss) net of tax is as follows:


                                                  Foreign Currency
                                               Translation Adjustment

         Balance at January 1, 2006                  $       -
         Current period change                               -
                                                     ---------
         Balance March 31, 2006                      $       -


10.   Discontinued Operation

     On August 30, 2005, the Company, along with the Company's wholly-owned subsidiary, Q-DOT, Inc. ("Q-DOT"), entered into an Asset Purchase Agreement with Hittite Microwave Corporation ("Hittite") and a wholly-owned subsidiary of Hittite, HMC Acquisition Corporation ("HMC Acquisition"), whereby substantially all of the assets of Q-DOT were sold to HMC Acquisition in exchange for a cash payment of approximately $2.2 million. The Company realized a net gain of approximately $1,687,000. In addition, Hittite assumed certain future obligations of Q-DOT, including obligations related to Q-DOT's real estate lease and certain software license agreements. Incident to the Asset Purchase Agreement, the parties also entered an Escrow Agreement, whereby $200,000 of the purchase price was placed in escrow for one year to secure certain indemnification obligations of Simtek and Q-DOT. In addition, the parties entered into a Confidentiality, Non-Disclosure and Restrictive Covenant Agreement, whereby, among other things, Simtek and Q-DOT agreed not to compete against Hittite and HMC Acquisition for a period of four years with respect to certain businesses relating to Q-DOT's operations.

     In accordance with SFAS No. 144, the consolidated financial statements of the Company have been recast to present this business as a discontinued operation. Accordingly, the revenues, the costs and expenses and assets and liabilities of the discontinued operation have been excluded from the respective captions in the accompanying Consolidated Statements of Operations and Consolidated Balance Sheets. In addition, certain of the Notes to the Consolidated Financial Statements have been recast for all periods to reflect the discontinuance of this operation.

                               SIMTEK CORPORATION


ITEM 2 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis in this quarterly report on Form 10-Q is intended to provide greater details of the results of operations and financial condition of our Company. The following discussion should be read in conjunction with our condensed consolidated financial statements and notes thereto and other financial data included elsewhere herein. Certain statements under this caption constitute forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The reader should not place undue reliance on these forward looking statements for many reasons including those risks discussed in this document. In addition, when used in this quarterly report, the words "believes," "anticipates," "expects," "plans," "intends" and similar expressions are intended to identify forward-looking statements. Forward-looking statements and statements of expectations, plans and intent are subject to a number of risks and uncertainties. Actual results in the future could differ materially from those described in the forward-looking statements, as a result, among other things, of changes in technology, customer requirements and needs. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

     Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which require us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the related disclosures. Our accounting policies are discussed in Note 1 of the Notes to Consolidated Financial Statements included in our 2005 Form 10-K. The estimates used by us are based upon our historical experiences combined with our understanding of current facts and circumstances. Certain of our accounting polices are considered critical as they are both important to the portrayal of our financial condition and the results of our operations and require significant or complex judgments on our part. We believe that the following represent the critical accounting policies of Simtek as described in Financial Reporting Release No. 60, Cautionary Advice Regarding Disclosure About Critical Accounting Policies, which was issued by the Securities and Exchange Commission: inventories; deferred income taxes; allowance for doubtful accounts; and, allowance for sales returns.

     The valuation of inventories involves complex judgments on our part. Excess finished goods inventories are a natural component of market demand of semiconductor devices. We continually evaluate and balance the levels of inventories based on sales projections, current orders scheduled for future delivery and historical product demand. While certain finished goods items will sell out, quantities of other finished goods items will remain. These finished goods are reserved as excess inventory. We believe we have adequate controls with respect to the amount of finished goods inventories that are anticipated to become excess. While we believe this process produces a fair valuation of inventories, changes in general economic conditions of the semiconductor industry could materially affect valuation of our inventories.

     The allowance for doubtful accounts reflects a reserve that reduces customer accounts receivable to the net amount estimated to be collectible. Estimating the credit worthiness of customers and the recoverability of customer accounts requires management to exercise considerable judgment. In estimating uncollectible amounts, we consider factors such as industry specific economic conditions, historical customer performance and anticipated customer performance. While we believe our processes to be adequate to effectively quantify our exposure to doubtful accounts, changes in industry or specific customer conditions may require us to adjust our allowance for doubtful accounts.

                               SIMTEK CORPORATION



     We record an allowance for sales returns as a net adjustment to customer accounts receivable. The allowance for sales returns consists of two separate segments, distributor stock rotation and distributor price reductions. When we record the allowance, the net method reduces customer accounts receivables and gross sales. Generally, we calculate the stock rotation portion of the allowance based upon actual reported distributor inventory levels. The contracts we have with certain of our distributors generally allow them to return to us a 5% percent of their inventory every 6 months, in exchange for inventory that better meets their demands. At times, our distributors reduce the selling price of a specific device in order to meet competition related to a specific end customer program, which we support through a credit back to the distributor for that specific program. When this occurs, we record an allowance for potential credit that our distributors will be requesting. This allowance is based on approved pricing changes, inventory affected and historical data. We believe that our processes to adequately predict our allowance for sales returns are effective in quantifying our exposures due to industry or specific customer conditions.

     We record an allowance that directly relates to the warranty of our products for one year. The allowance for warranty return reduces our gross sales. This allowance is calculated by looking at annual revenues and historical rates of our products returned due to warranty issues. While we believe this process adequately predicts our allowance for warranty returns, changes in the manufacturing or design of our product could materially affect valuation of our warranties.

     We assess the impairment of long-lived assets when events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Factors that we consider in deciding when to perform an impairment review include significant under-performance of the business in relation to expectations, significant negative industry or economic trends, and significant changes or planned changes in our use of the assets. Recoverability of assets that will continue to be used in our operations is measured by comparing the carrying amount of the assets to our estimate of the related future net cash flows. If the asset's carrying amount is not recoverable through the related cash flows, the asset is considered to be impaired. The impairment is measured by the difference between the asset's carrying amount and its fair value, based on the best information available, including market prices or discounted cash flows.

     Goodwill represents the excess of the purchase price over the fair value of identifiable net tangible and intangible assets acquired in the acquisition of the nvSRAM assets from ZMD. Goodwill is required to be tested for impairment. We performed goodwill impairment testing as of March 31, 2006, and determined that no impairment existed at that date. This assessment requires estimates of future revenue, operating results and cash flows, as well as estimates of critical valuation inputs such as discount rates, terminal values and similar data. We will continue to perform periodic and annual impairment analyses of goodwill. As a result of such impairment analyses, impairment charges may be recorded and may have a material adverse impact on our financial position and operating results. Additionally, we may make strategic business decisions in future periods which impact the fair value of goodwill, which could result in significant impairment charges. There can be no assurance that future goodwill impairments will not occur.

     We have recorded a valuation allowance on deferred tax assets. Future operations may change our estimate in connection with potential utilization of these assets.

Overview

     Total revenue for the three months ended March 31, 2006 was $5.8 million, including $1.0 million of royalty revenue. Total unit shipments of our semiconductor memory products increased for the three months ended March 31, 2006 as compared to the three months ended March 31, 2005. Our net product

                               SIMTEK CORPORATION


revenue was $4,743,000 for the three months ended March 31, 2006 up from the $2,976,000 for the comparable period of 2005, an approximate 59% increase. This increase was due primarily to increased product demand and the addition of revenue from customers previously serviced by ZMD prior to the acquisition of the nvSRAM product line from ZMD in December 2005.

     An approximate decrease of 3% in product gross margin percentage and increased operating expenses had an impact on our profitability for the three months ended March 31, 2006 compared to the three months ended March 31, 2005. The increase in operating expenses includes non-cash charges of $448,000 for amortization of the non-compete agreement with ZMD and $119,000 for expenses related to employee stock options, plus first-time operating expenses of $225,000 for our European subsidiary, Simtek GmbH.

     Consolidated revenue, from our product sales, for the first quarter of 2006 of $4,745,000 compared to $2,794,000 in the fourth quarter of 2005, an increase of 70 percent, reflecting the effects of adding the nvSRAM business that was acquired from ZMD, as well as increasing customer demand. During the first quarter of 2006, we recorded royalty revenue of $1,035,000 received from Cypress. Net loss for the first quarter of 2006 was $901,000, or $0.01 per share, compared to a net loss of $1,851,000, or $0.02 per share, in the fourth quarter of 2005. Net loss in the first quarter includes non-cash charges of $448,000 for amortization of the non-compete agreement with ZMD, and $119,000 for expenses related to employee stock options, plus "first-time" operating expenses of approximately $225,000 for Simtek GmbH. There were no comparable charges in the fourth quarter of 2005 for these three first-quarter 2006 charges.

Results of Operations:

     Revenues

     The following table sets forth our net revenues for semiconductor devices by product markets for the three months ended March 31, 2006 and 2005 (in thousands):

                                                               Three Months Ended
                                                                     March 31,
                                                     ---------------------------------------
                                                        2006           2005         Variance
                                                        ----           ----         --------
     Commercial                                       $  3,951      $   2,407       $  1,544
     High-end industrial and military                      792            569       $    223
                                                      --------      ---------       --------

     Total Semiconductor Revenue                      $  4,743      $   2,976       $  1,767
                                                      ========      =========       ========

     Commercial revenues include revenue generated from our 0.8-micron products built from silicon wafers received from Chartered Semiconductor or purchased as finished units from ZMD, and from our 0.25-micron products built from silicon wafers received from Dongbu Electronics (DBE). Commercial revenues increased by $1,544,000 for the three months ended March 31, 2006 as compared to the three months ended March 31, 2005. As stated previously, this increase was due primarily to increased product demand and the addition of revenue from customers previously serviced by ZMD prior to the acquisition of the nvSRAM product line from ZMD in December 2005. Other factors affecting the increase were an increase in unit shipments partially offset by a slight decrease in average selling prices, which was primarily due to increased price competition at our largest, high-volume customers and their subcontractors. Unit shipments increased due to increased product demand and the addition of the product line purchased at the end of 2005.

     High-end industrial and military product revenues accounted for an increase of approximately $223,000 for the three months ended March 31, 2006 as compared to the same period in 2005. The increase was due to the addition of new customer demand for our products and increased pricing to certain of our customers for industrial and military products.

                               SIMTEK CORPORATION


     One distributor and one direct customer together accounted for approximately 23% of our revenue for the quarter ended March 31, 2006. Products sold to distributors are sold without material recourse. Distributors sell our products to various end customers. If one of these distributors was to terminate its relationship with us, we believe that there would not be a material impact on our product sales, as we believe that we would be able to service these various end customers through other distributors.

Cost of Sales and Gross Profit

     We recorded cost of sales of $3,470,000 and $2,071,000 for the three months ended March 31, 2006 and 2005, respectively. These costs reflect an approximate 3% decrease in gross margin percentages for our semiconductor products, for the three months ended March 31, 2006 as compared to the same period in 2005. Actual product gross margin percentages for the three months ended March 31, 2006 and March 31, 2005 were 27% and 30% respectively. This decrease reflects the lower average selling prices described above, partially offset by reduced costs of the 1 megabit device.

Research and Development

     We believe that continued investments in new product development are required for us to remain competitive in the markets we serve. In 2005, our research and development department continued its efforts on the development, testing and qualification of our 1-megabit 3-volt nvSRAM with DBE. In September 2005, we qualified our 1-megabit products for use in the commercial and industrial markets. Final qualification of the smaller 256-kilobit and 256-kilobit with real time clock, and the 1-megabit version with real time clock, built on the 0.25-micron process at DBE is expected in the second quarter of 2006.

     During the first quarter of 2006, we continued the development of our next generation nvSRAM product family, in conjunction with Cypress, pursuant to the terms of the May 5, 2005 development agreement. This new product family will be based on Cypress' 0.13-micron "S8" process and we expect it will include memory densities up to and beyond 4-megabits. In the first quarter of 2006 we achieved our third major milestone under the development agreement, as scheduled. There were no similar expenses in the first quarter of 2005.

         As part of our strategic product development activities, on March 24, 2006, Simtek entered into a License and Development Agreement with Cypress which expands the agreement the two companies signed in May 2005. Under the terms of the new agreement:

o Cypress will retain the right to include nvSRAM functionality on future programmable system-on-chip (PSoC(TM)) and customized integrated circuits originally granted in the May 2005 agreement, and now with clearly defined royalty payments to Simtek for the use of its SONOS-based nvSRAM intellectual property;

o Simtek is granted the right to use certain intellectual property of Cypress in developing future generation nvSRAM products, including the jointly developed 0.13u SONOS-based CMOS process, advanced SRAM IP, design-related IP, design-for-manufacturability know-how; and other IP related to Cypress' advanced CMOS manufacturing processes and procedures;

o Simtek and Cypress agree to broad manufacturing support terms that will provide Simtek with a range of industry-leading manufacturing skills and know-how to enable cost-effective manufacturing of leading-edge SONOS nvSRAMs;

o Simtek and Cypress will extend the deployment of Simtek's proprietary nvSRAM technology, and work to establish SONOS as the preferred technology for high reliability, high endurance, and scaleable non-volatile products at 65nm and below;

o Simtek and Cypress will jointly develop and market a family of products utilizing Simtek's patented SONOS-based non-volatile technology for production using Cypress's advanced manufacturing processes.

                               SIMTEK CORPORATION


     Upon signing the agreement, Simtek received $2 million from Cypress, and will receive additional payments of $1 million on June 30, 2006 and December 31, 2006. The agreement also calls for Simtek to issue warrants to Cypress to purchase a total of 20 million shares of its common stock, 10 million of which were already issued upon the execution of the agreement, 5 million of which are expected to be issued on June 30, 2006 upon the payment by Cypress of certain royalties and 5 million of which are expected to be issued on December 31, 2006 upon the payment by Cypress of certain royalties. The warrants have, or will have, an exercise price of $0.75 per share. Simtek believes that this new agreement will accelerate the timing of expanding nvSRAM adoption in new markets and shorten future product development cycle time. Please read Note 6 to the Condensed Consolidated Financial Statements for a discussion of the accounting treatment for the transactions related to this agreement.

     Total research and development expenses were $1,545,000 for the three months ended March 31, 2006 as compared to $1,145,000 for the same period in 2005.The $400,000 increase for the three month period was primarily related to an increase of $315,000 related to the co-development with Cypress and $80,000 related to final development of the 256-kilobit nvSRAM products built at DBE.

Administration

     Total administration expenses were $699,000 for the three months ended March 31, 2006 as compared to $293,000 for the same period in 2005.

     The $406,000 increase was due primarily to increases in payroll and payroll related costs of $162,000, accounting and legal fees of $88,000, travel of $41,000, contract services of $38,000, expense related to employee and director stock options of $64,000 and miscellaneous expenses of $13,000. The increase in payroll and payroll overhead costs were due to additional headcount and the management restructure that began in May 2005. The increase in professional services was primarily due to increased legal and accounting fees, which were related to increased activity related to agreements with personnel and increased securities work. The increase of $64,000 in employee and director stock option expense was due to the requirement of expensing costs related to stock option grants under FAS 123. See Note 1 to the Notes to the Condensed Consolidated Financial Statements above.

Sales and Marketing

     Total sales and marketing expenses were $944,000 for the three months ended March 31, 2006 as compared to $401,000 for the same period in 2005.

     The $543,000 increase was due primarily to amortization of the non-compete agreement with ZMD of $448,000, an increase in payroll and payroll overhead costs of $67,000, expense related to employee stock options of $16,000 and miscellaneous other expenses. The increase in payroll and payroll overhead costs were due to changes in sales and marketing personnel.

Net Loss from Continuing Operations

     We recorded a loss from continuing operations of $901,000 and $987,000 for the three months ended March 31, 2006 and 2005, respectively. The decrease of $86,000 for the three-month period reflects the revenue and expense items discussed above.

Liquidity and Capital Resources

     As of March 31, 2006, we had a net working capital of $5,881,000 as compared to a net working capital of $3,591,000 as of December 31, 2005.

     As discussed previously, on March 24, 2006, we entered into a Development and License Agreement with Cypress pursuant to which, among other things, Cypress has agreed to license certain intellectual property from us to develop and manufacture standard, custom, and embedded nvSRAM products. Cypress will pay to Simtek royalties across all products they develop and sell which include intellectual property licensed from Simtek. We agreed to license from Cypress certain of their intellectual property for use in our design efforts. We agreed with Cypress to co-develop certain nvSRAM products and Cypress has agreed to pay us $4 million in pre-paid royalties, $2 million of which was received at the

                               SIMTEK CORPORATION


time the contract was executed. The remaining $2 million will be paid in $1 million payments the first of which is scheduled for June 30, 2006, and the final one scheduled for December 31, 2006. In addition, we agreed with Cypress to work together to develop new products and processes. Please read Note 7 to the Condensed Consolidated Financial Statements for a discussion of the accounting treatment for the transactions related to this agreement.

     Cash flows used in operating activities for the three months ended March 31, 2006 were $1,580,000 compared to $531,000 in the same period in 2005, an increase of $1,049,000 as compared to the same period in 2005. The net change is due to the decreased net loss, the increase in accounts receivable (compared to a decrease in the 2005 period), a larger increase in inventory, which were partially offset by the non-cash charges in 2006. The increase in inventory for the three months ended March 31, 2006 was due primarily to higher volume of silicon wafers and units in process, which will support future revenue.

     Cash flows used in investing activities decreased for the three months ended March 31, 2006 by approximately $14,000 as compared to the same period in 2005.

     The increase of $2,781,000 in cash flows provided by financing activities was primarily due to the receipt of funds related to the sale of common stock completed on December 30, 2005, for which some funds were received on January 3, 2006 and the value of the warrants issued to Cypress for the Development and License Agreement.

Short-term liquidity.

     Our cash balance at March 31, 2006 was $2,814,000.

     Our future liquidity will depend on our revenue growth and our ability to sell our products at positive gross margins and control of our operating expenses. Through December 31, 2006, we expect to spend approximately $9,000,000, for operating expenses assuming revenue growth. We expect to meet these capital needs from sales revenues, the funds still due to us from Cypress under the Joint Development and License Agreement and, to the extent we do not have sufficient revenues, from our existing cash reserves.

Long-term liquidity.

     Based on current revenue, cost and profitability projections, current working capital, plus the additional prepaid royalties due from Cypress, the Company believes that it has adequate capital to sustain its operations for the foreseeable future. However, the Company is also negotiating with a bank to provide an accounts receivable based credit facility to provide additional capital if needed.

                               SIMTEK CORPORATION



ITEM 3   QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     Market risk represents the risk of loss that may impact our financial position, results of operations or cash flows due to adverse changes in financial and commodity market prices and rates. We are exposed to market risk in the areas of changes in United States interest rates and changes in foreign currency exchange rates as measured against the United States dollar. These exposures are directly related to our normal operating activities. We currently have no derivative financial instruments.

     Interest payable on our convertible debentures is fixed at 7.5% over the term of the debentures. As such, changes in interest rates will not affect future expenses or cash flows.

     We manage interest income by investing our excess cash in cash equivalents bearing variable interest rates, which are tied to various market indices. We do not believe that near-term changes in interest rates will result in a material effect on future earnings, fair values or cash flows.

     We do not speculate in the foreign exchange market and do not manage exposures that arise in the normal course of business related to fluctuations in foreign currency exchange rates by entering into offsetting positions through the use of foreign exchange forward contracts.

     Average selling prices of our products have not increased significantly as a result of inflation during the past several years, primarily due to intense competition within the semiconductor industry. The effect of inflation on our costs of production has been minimized through improvements in production efficiencies. We anticipate that these factors will continue to minimize the effects of any foreseeable inflation and other price pressures within the industry and markets in which we participate.

                               SIMTEK CORPORATION



ITEM 4   CONTROLS AND PROCEDURES

(a) Evaluation of disclosure controls and procedures.

Harold Blomquist, who serves as the Company's chief executive officer, and Brian Alleman, who serves as the Company's chief financial officer, after evaluating the effectiveness of the Company's disclosure controls and procedures as of the end of the period covered by this quarterly report (the "Evaluation Date") concluded that as of the Evaluation Date, the Company's disclosure controls and procedures were effective to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported as specified in the SEC's rules and forms and to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is accumulated and communicated to our management to allow timely decisions regarding required disclosure.

(b) Changes in internal control over financial reporting.

There were no changes in the Company's internal control over financial reporting during the three months ended March 31, 2006, that have materially affected, or are reasonably likely to materially affect, internal control over financial reporting.

                               SIMTEK CORPORATION



                           PART II. OTHER INFORMATION

Item 1.  Legal Proceedings - None

Item 1A. Risk Factors - None

Item 2.  Unregistered Sales of Equity Securities and Use of Proceeds - None

Item 3.  Defaults upon Senior Securities - None

Item 4.  Submission of Matters to a Vote of Security Holders - None

Item 5. Other Information. The following information was not required to be disclosed on Form 8-K during the quarter ended March 31, 2006, but rather is included in this Quarterly Report on Form 10-Q pursuant to Exchange Act Rule 14a-5(f). The Company expects to hold its annual meeting of shareholders on June 29, 2006, subject to the discretion of our Board of Directors to change such date based on changed circumstances. As a consequence of having advanced the date of the annual meeting of shareholders by more than 30 days from the date of the previous annual meeting, the deadline for the Company's receipt of stockholder proposals for inclusion in the proxy statement is a reasonable time before we begin to print and mail the proxy solicitation materials, as disclosed in the proxy statement for the 2005 annual meeting. Also as disclosed in the proxy statement for the 2005 annual meeting, a shareholder proposal or nomination for director for consideration at the 2006 annual meeting but not included in the proxy statement and proxy must be received by the Company no later than 30 days prior to the first anniversary of the initial notice of the 2005 annual meeting, provided that such proposal need not be given more than 50 days prior to the first anniversary of the initial notice of the 2005 annual meeting.

Item 6.  Exhibits

         10.1 License and Development Agreement, dated March 24, 2006, by and between the Company and Cypress Semiconductor Corporation, incorporated by reference to the Company's Current Report on Form 8-K filed by the Company with the SEC on March 30, 2006

         10.2 Amended and Restated Registration Rights Agreement, dated March 24, 2006, by and between the Company and Cypress Semiconductor Corporation, incorporated by reference to the Company's Current Report on Form 8-K filed by the Company with the SEC on March 30, 2006

         31.1 Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 of Principal Executive Officer

         31.2 Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 of Principal Financial Officer

         32.1 Certification pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 of Principal Executive Officer

         32.2 Certification pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 of Principal Financial Officer

                               SIMTEK CORPORATION



                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       SIMTEK CORPORATION
                                       (Registrant)



August 4, 2006                         By: /s/ Harold Blomquist
                                           -------------------------------------
                                           HAROLD BLOMQUIST
                                           Chief Executive Officer and President





August 4, 2006                         By: /s/ Brian Alleman
                                           -------------------------------------
                                           BRIAN ALLEMAN
                                           Chief Financial Officer

                                                                    Exhibit 31.1

                                 CERTIFICATIONS

I, Harold Blomquist, certify that:

1. I have reviewed this Quarterly Report on Form 10-Q/A of Simtek Corporation;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

         (a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

         (b) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

         (c) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

         (a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

         (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.



Date: August 4, 2006

                                          /s/Harold Blomquist
                                          --------------------------------------
                                          Harold Blomquist
                                          Chief Executive Officer and President

                                                                    Exhibit 31.2

                                 CERTIFICATIONS

I, Brian Alleman, certify that:

1.   I have reviewed this Quarterly Report on Form 10-Q/A of Simtek Corporation;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant's other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

     (a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

     (b) Evaluated the effectiveness of the registrant's disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

     (c) Disclosed in this report any change in the registrant's internal control over financial reporting that occurred during the registrant's most recent fiscal quarter (the registrant's fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant's internal control over financial reporting; and

5. The registrant's other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant's auditors and the audit committee of the registrant's board of directors (or persons performing the equivalent functions):

     (a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant's ability to record, process, summarize and report financial information; and

     (b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal control over financial reporting.



Date: August 4, 2006

                                              /s/Brian Alleman
                                              ----------------------------------
                                              Brian Alleman
                                              Chief Financial Officer

                                                                    Exhibit 32.1

             CERTIFICATION OF CHIEF EXECUTIVE OFFICER AND PRESIDENT

                                   PURSUANT TO
                             18 U.S.C. SECTION 1350,
      AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

     I, Harold Blomquist, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that the Quarterly Report of Simtek Corporation on Form 10-Q/A for the quarterly period ended March 31, 2006 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that information contained in such Form 10-Q/A fairly presents, in all material respects, the financial condition and results of operations of Simtek Corporation.



/s/Harold Blomquist
-------------------------------------
Harold Blomquist
Chief Executive Officer and President

August 4, 2006

                                                                    Exhibit 32.2

                    CERTIFICATION OF CHIEF FINANCIAL OFFICER
                                   PURSUANT TO
                             18 U.S.C. SECTION 1350,
      AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

     I, Brian Alleman, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that the Quarterly Report of Simtek Corporation on Form 10-Q/A for the quarterly period ended
March 31, 2006 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that information contained in such Form 10-Q/A fairly presents, in all material respects, the financial condition and results of operations of Simtek Corporation.



/s/Brian Alleman
-----------------------
Brian Alleman
Chief Financial Officer

August 4, 2006

================================================================================



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                         Date of Report: May 16, 2006


                               Simtek Corporation
               (Exact Name of Registrant as Specified in Charter)


          Colorado                     0-19027                   84-1057605
(State or other jurisdiction         (Commission                (IRS Employer
     of incorporation)               File Number)              Identification #)



              4250 Buckingham Dr. #100, Colorado Springs, CO 80907
                     (Address of Principal Executive Office)



                                 (719) 531-9444
              (Registrant's telephone number, including area code)



[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))





================================================================================

Item 7.01  Regulation FD Disclosure

     On May 15, 2006, Simtek Corporation (the "Company") issued a press release announcing to investors its mid-second quarter 2006 update. A copy of the press release is included herewith as Exhibit 99.1.


Item 9.01  Financial Statements and Exhibits.

     (d) Exhibits.

         Exhibit Number    Description
         --------------    -----------

             99.1 Press release of the Company dated May 15, 2006, titled "Simtek Reaffirms and Refines Guidance for Second Quarter 2006 Mid Quarter Update"

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     SIMTEK CORPORATION


                                     By: /s/Brian Alleman
                                         --------------------------------------
                                         Brian Alleman, Chief Financial Officer


May 16, 2006

                                  EXHIBIT INDEX


Exhibit Number      Description
--------------      -----------

    99.1            Press release of Simtek, dated May 15, 2006

                                                           Exhibit 99.1
                                                           ------------

     Simtek Reaffirms and Refines Guidance for Second Quarter 2006
                         Mid Quarter Update
           * Revenue Projected in the High End of the Range
           * Bookings Continue Strong Pace Set in Q1
           * Recent Design Wins in New Markets
           * Projected Return to Pro-forma Profit on Schedule

COLORADO SPRINGS, Colorado- May 15, 2006 - Simtek Corporation (OTC Bulletin Board: SRAM), the inventor, pioneer, and world's leading supplier of monolithic nonvolatile static random access memory (nvSRAM) integrated circuits announced today that revenues for the quarter ended June 30, 2006 are expected to be in the upper end of the previous range of guidance $5.5 million to $6.0 million.

Revenues for the quarter are expected to be in the range of $5.8 million to $6.0 million with the book to bill ratio projected to be above 1.1 supporting continuing growth in revenue in future quarters. New production programs recently awarded to Simtek cross between new 256 kilobit designs and 1 megabit designs. Production programs are coming from diverse market segments outside of the Company's traditional RAID market, and are contributing to the Company's steady growth in demand and revenue.

The Company also reaffirms that profit on a pro-forma basis, which is GAAP Net Income minus certain non-cash items such as the amortization of the ZMD transaction and expensing of stock options, is expected to be achieved for the third and fourth quarters, with the cross-over from "loss to profit" expected to occur in June.

Harold Blomquist, chairman & CEO stated, "We are projecting growth in future quarters consistent with our prior guidance of between 10% and 15% per quarter and now that we've successfully integrated the customers acquired through the ZMD transaction, we are pleased to see that demand from all directions seems to be solid and increasing."

About Simtek Corporation

Simtek Corporation designs and markets high-speed, re-programmable, nonvolatile semiconductor memory products, for use in a variety of systems including RAID servers, high performance workstations, GPS navigational systems, robotics, copiers and printers, and networking and broadcast equipment. Information on Simtek products can be obtained from its web site: www.simtek.com; email: information@simtek.com. The company is headquartered in Colorado Springs, Colorado.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements predicting Simtek's future growth. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, projections of future performance including predictions of future profitability and expectations of the business environment in which Simtek operates. For a detailed discussion of these and other risk factors, please refer to Simtek's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-KSB and subsequent Form 10-Q and Form 8-K filings.

Source:  Simtek

IR Contact for Simtek
Sheldon Lutch
Fusion IR & Communications
sheldon@fusionir.com
212.268.1816

Company Contact for Simtek:
Brian Alleman
information@simtek.com

================================================================================



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                          Date of Report: May 23, 2006


                               Simtek Corporation
               (Exact Name of Registrant as Specified in Charter)


          Colorado                     0-19027                   84-1057605
(State or other jurisdiction         (Commission                (IRS Employer
     of incorporation)               File Number)              Identification #)



              4250 Buckingham Dr. #100, Colorado Springs, CO 80907
                     (Address of Principal Executive Office)



                                 (719) 531-9444
              (Registrant's telephone number, including area code)



[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))








================================================================================

Item 1.01  Entry into a Material Definitive Agreement.

     On May 23, 2006, Simtek Corporation (the "Company") entered into a preliminary agreement with Ronald Sartore, a director of the Company, whereby Mr. Sartore would provide certain consulting services with respect to new nvSRAM-based product definitions and other engineering-related matters at the Company. Although the Company has not yet entered into a definitive written agreement with Mr. Sartore (and neither party has agreed to all terms of Mr. Sartore's engagement), the Company anticipates doing so in the near future and intends to amend this Form 8-K upon entering into such definitive written agreement to disclose the material terms of such definitive written agreement. The Company anticipates that it will engage Mr. Sartore for a period of approximately 13 weeks (four days per week) and expects to compensate Mr. Sartore $1,400 per day for his services.



Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on management's current expectations about the Company and are subject to various risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed or implied in the applicable statements.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   SIMTEK CORPORATION


                                   By: /s/ Harold Blomquist
                                       -----------------------------------------
                                       Harold Blomquist, Chief Executive Officer



May 30, 2006

================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                          Date of Report: June 2, 2006


                               Simtek Corporation
               (Exact Name of Registrant as Specified in Charter)



          Colorado                  0-19027                      84-1057605
(State or other jurisdiction      (Commission                   (IRS Employer
     of incorporation)            File Number)                 Identification #)



              4250 Buckingham Dr. #100, Colorado Springs, CO 80907
                     (Address of Principal Executive Office)


                                 (719) 531-9444
              (Registrant's telephone number, including area code)


[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))








================================================================================

Item 1.01  Entry into a Material Definitive Agreement.

     On June 2, 2006, Simtek Corporation (the "Company") secured a $3.6 million revolving line of credit by entering into an Account Purchase Agreement (the "Agreement") with Wells Fargo Bank, National Association ("Wells Fargo"). Pursuant to the Agreement, the Company may sell up to $3.6 million of eligible accounts receivable to Wells Fargo. Advances of the purchase price for the eligible receivables will be at an agreed upon discount to the face value of the eligible receivable. The amount actually collected on any receivable by Wells Fargo that is beyond the advance will be forwarded to the Company, less certain discounts and fees retained by Wells Fargo (including a minimum fee of $7,500 per month for the term of the Agreement). To secure the Company's obligations under the Agreement, the Company granted Wells Fargo a security interest in certain of the Company's property. The Agreement has a term of two years, but may be terminated at any time by the Company upon 60 days' written notice. Copies of the Agreement and the press release announcing the Agreement are included herewith and attached as Exhibit 10.1 and Exhibit 99.1, respectively.


Item 9.01  Financial Statements and Exhibits.

     (d) Exhibits.

         Exhibit Number    Description
         --------------    -----------

             10.1 Account Purchase Agreement, effective June 2, 2006, by and between the Company and Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit operating division.

             99.1 Press release of the Company, dated June 7, 2006, titled "Simtek Secures Revolving Credit Agreement with Wells Fargo Business Credit".

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                SIMTEK CORPORATION


                                By: /s/Brian Alleman
                                    --------------------------------------
                                    Brian Alleman, Chief Financial Officer



June 8, 2006

                                  EXHIBIT INDEX



Exhibit Number      Description
--------------      -----------

     10.1 Account Purchase Agreement, effective June 2, 2006, by and between the Company and Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit operating division.

     99.1 Press release of the Company, dated June 7, 2006, titled "Simtek Secures Revolving Credit Agreement with Wells Fargo Business Credit".

                                                                    Exhibit 10.1
                                                                    ------------

                           ACCOUNT PURCHASE AGREEMENT

This Agreement is dated as of May 22, 2006 between Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit operating division ("WFBC"), and Simtek Corporation ("Customer"). The Customer and WFBC agree as follows: ARTICLE I Purpose of Agreement

1.01 Purpose of Agreement. The Customer desires to sell and assign to WFBC acceptable accounts receivable and WFBC desires to purchase such accounts on the terms and conditions set forth herein. The purpose of this Agreement is commercial in nature and not for household, family and/or personal use. This Agreement sets forth the terms and conditions on which WFBC will consider purchasing accounts receivable from the Customer.

                                   ARTICLE II
                                   Definitions

2.01 "Account" means any right of payment of the net amount for goods sold, or leased and delivered or services rendered in the ordinary course of Customer's business which is not evidenced by an instrument or chattel paper.

2.02 "Acceptable Account" means an Account, in an amount not to be less than $100, acceptable to WFBC, which conforms to the warranties and terms set forth herein, net of any credits or allowances of any nature and is not an Unacceptable Account as defined below.

2.03 "Account Debtor" means Customer's customer or any other person or entity owing money to the Customer with respect to the Account.

2.04 "Account Debtor Dispute" means a claim by Account Debtor against Customer, of any kind whatsoever, that reduces or may reduce the amount collectible from Account Debtor by WFBC which arises at anytime, whether before or after signing of this Agreement or the purchase of any Account. Any dispute which is a combination of a Credit Problem and an Account Debtor Dispute shall be deemed to be an Account Debtor Dispute for purposes of this Agreement.

2.05 "Collateral" means the intangible or tangible property given as security to WFBC by Customer for any obligations and liabilities of Customer to WFBC under this Agreement.

2.06 "Collected Reserve Account" means the account established by WFBC for Customer to which from time to time credits will be made, debits taken and disbursements made in accordance with this Agreement. Provided there is no Event of Default hereunder, or any event which with the passage of time or notice would be an Event of Default, any available balance held in the Collected Reserve Account shall be released to the Customer on a weekly basis. Any fee, charge or other obligation of the Customer under this Agreement may be charged against this account in WFBC's sole discretion.

2.07 "Customer" means the seller and assignor of the Accounts.

2.08 "Credit Problem" means, as established by the Customer, that an Account Debtor is unable to pay its debts because the Account Debtor is the subject of a bankruptcy, insolvency, or receivership proceeding within 75 days of the date of the invoice.

2.09 "Event of Default" shall mean the existence of a default pursuant to
Article VII hereunder, or a default under any documents given to WFBC in connection with this Agreement.

2.10 "Initial Payment" shall mean with respect to a given Account an amount equal to the gross face amount of such Account less stated trade discounts offered by the Customer to the Account Debtor less (20%) twenty percent. This percentage may be adjusted by WFBC at any time at WFBC's sole discretion.

2.11 "Minimum Fee" shall mean the minimum fee paid per month by the Customer as stated in Section 6.06 below.

2.12 "Net Purchase Price" for any Account means an amount equal to the gross face amount of such Account less WFBC's Discount and other charges with respect to such Account and less any amount of any trade discounts, credits or allowances, or any other reductions or adjustments to such Account taken by the Account Debtor.

2.13 "Origination Fee" shall mean the fee payable on closing of this Agreement, and on each renewal of this Agreement, as set forth in Section 6.06 below.

2.14 "Part Payment" for any Account means any payment made by WFBC to the Customer with respect to such Account which is less than the full Net Purchase Price as more fully described in Article III below.

2.15 "Repurchase Price" for any Account means the Net Purchase Price less any amounts collected from the Account Debtor on the Account plus all fees, costs or expenses associated with the repurchase or collection of such Account. In any event where repurchase is required under this Agreement, WFBC, at its discretion, may charge the Repurchase Price to Customer's Collected Reserve Account which may create a deficit balance under Section 3.06 below.

2.16 "Unacceptable Account" shall mean Accounts which are not acceptable in WFBC's sole discretion including but not limited to the following Accounts:

     2.16(a) Accounts owed by any unit of government, whether foreign or domestic (provided, however, that there shall be included in Acceptable Accounts that portion of Accounts owed by such units of government for which the Customer has provided evidence satisfactory to WFBC that (i) WFBC has a first priority perfected security interest and (ii) such Accounts may be enforced by WFBC directly against such unit of government under all applicable laws);

     2.16(b) Accounts owed by an Account Debtor located outside the United States which are not (i) backed by a bank letter of credit naming WFBC as beneficiary or assigned to WFBC, in WFBC's possession and acceptable to WFBC in all respects, in its sole discretion, (ii) covered by a foreign receivables insurance policy acceptable to WFBC in its sole discretion;

     2.16(c) Accounts owed by an Account Debtor that is insolvent, the subject of bankruptcy proceedings or have gone out of business;

     2.16(d) Accounts owed by a shareholder, subsidiary, affiliate, officer or employee of the Customer;

     2.16(e) Accounts not subject to a duly perfected security interest in WFBC's favor or which are subject to any lien, security interest or claim in favor of any Person other than WFBC including without limitation any payment or performance bond;

     2.16(f) Accounts that have been restructured, extended, amended or modified;

     2.16(g) That portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes;



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     2.16(h) Accounts that have been invoiced, paid or partially paid in advance of the full delivery and acceptance of goods or the performance and acceptance of services or in advance of the submission of the Account to WFBC.

     2.16(i) Accounts, or portions thereof, that fail to conform to the representation and warranties contained herein or are otherwise deemed unacceptable by WFBC in its sole discretion.

2.17 "WFBC Discount" means the amount to be paid by the Customer according to the following schedule:

    Days                            Rate
    ----                            ----
(for payment
- ------------
 of Account)
 -----------

     1        0.055% of the gross face amount of each Account purchased by WFBC.

     1+       .055 of 1% daily until the Account is paid in full.

     If any Event of Default exists, as defined below, this discount may increase in an amount to be determined by WFBC at its sole discretion. WFBC may, upon prior written notice to Customer, change the amount of any fee or charge at its sole discretion or if WFBC's cost of funds increases for any reason. Such change shall be effective upon delivery of the notice.


                                   ARTICLE III
                              Purchase of Accounts

3.00 Purchase Limits: The maximum outstanding face amount of Accounts purchased by WFBC hereunder is $3,600,000.

3.01 Pursuant to the terms herein, Customer hereby sells, transfers and assigns to WFBC, its successors and assigns, as absolute owner, and WFBC hereby purchases and accepts from the Customer all of the Customer's right, title and interest in and to:

     3.01(a) all of the Customer's Accounts together with all rights of action accrued or to accrue thereon, including, without limitation, full power to collect, sue for, compromise, assign, in whole or in part, or in any other manner enforce collection thereof in Customer's name or otherwise; and

     3.01(b) all right, title and interest of the Customer in and to the books and records evidencing or relating to the Accounts, all deposits, or other security for the obligation of any person under or relating to the Accounts, all goods relating to, or which by sale have resulted in, the Accounts, including goods returned by any Account Debtor, debtor or obligor in any way obligated on or in connection with the Account including, without limitation, the Account Debtor, all rights of stoppage in transit, replevin, repossession and reclamation and all other rights of action of an unpaid vendor or lienor; and

     3.01(c) proceeds of the foregoing in any form.

3.02 Approval: WFBC shall not purchase an Account unless such Account is first submitted to WFBC by Customer for approval. WFBC is not obligated to buy any Account from a Customer that WFBC does not deem acceptable in its sole discretion.

3.03 Purchase: Upon approval and acceptance by WFBC of an Account for the assignment and sale of an Account to WFBC, WFBC shall purchase and Customer shall assign and sell to WFBC such Account.

3.04 Purchase Price: As consideration for the assignment and sale of an Account to WFBC, WFBC shall pay to the Customer the Net Purchase Price for such Account on the terms and conditions as stated herein.


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3.05 Payment of Purchase Price: If no Default exists hereunder, WFBC shall pay for each Account purchased hereunder the Net Purchase Price for such Account to Customer as follows:

     3.05(a) Upon assignment or sale of an Account to WFBC, and receipt of all documents and forms described in Section 3.07 below and upon fulfillment of all terms precedent to such sale or assignment as more fully described below, WFBC shall pay to the Customer, or advance to the Collected Reserve Account as appropriate, the Initial Payment with respect to such Account.

     3.05(b) After collection of an Account by WFBC, WFBC shall credit the Customer's Collected Reserve Account with the amount collected on the Account less: (i) the Initial Payment, (ii) Part Payment(s), and (iii) any fees, expenses or charges owed to WFBC as more fully described herein.

     3.05(c) Upon an Event of Default hereunder (or an event which with the passage of time or notice would become an Event of Default), WFBC may hold any balance in the Collected Reserve Account as Collateral for any obligations of the Customer to WFBC and WFBC may charge any such obligations against the Collected Reserve Account in its sole discretion.

     3.05(d) In the event WFBC receives payment on an Account which has not been purchased, such payment will be credited to the Customer's Collected Reserve Account and released in accordance with this Agreement.

3.06 Reporting and Statement of Account: On a weekly basis, or as otherwise determined by WFBC at its sole discretion, WFBC shall prepare, and make available to the Customer, an accounting of the purchases, collections, and amounts credited to and/or charged against the Collected Reserve Account during that week or other period. Should such a statement of account indicate a deficit balance, such balance shall be due and payable and the Customer shall immediately pay to WFBC the amount of such deficit plus accrued interest on such deficit balance. Interest shall accrue on any deficit balance at the annual rate of eighteen percent (18%), calculated on a daily basis, not to exceed the applicable legal limit, until such deficit is paid in full.

3.07 Required Forms: When Customer offers Accounts to WFBC for sale, WFBC shall receive (a) an assignment of Accounts, in a form satisfactory to WFBC and signed by an authorized representative of Customer, (b) an original invoice or such other document acceptable to WFBC in its sole discretion, (c) a copy of the Bill of Lading, (d) proof of delivery, (e) contract, purchase order, or purchase order number which corresponds with such invoice(s), as appropriate to the business of Customer, (f) notification of assignment and waiver of offset signed by the Account Debtor in a form acceptable to WFBC in its sole discretion and
(g) and any other document which WFBC may require.

3.08 Notification: Prior to purchasing any Accounts, WFBC will notify all Account Debtors of the assignment of Accounts and instruct the Account Debtor to make payments directly to WFBC. 3.09 Notation of Assignment: Customer shall make a notation on each original invoice (or the electronic equivalent of an invoice) or other such documentation accepted by WFBC for each Account which indicates that the Account has been assigned and/or sold to WFBC with the following language:

                        This invoice has been assigned to
                               and is payable to:
                           Wells Fargo Business Credit
                                   Dept. 1494
                           Denver, Colorado 80291-1494
                        For information call 303/433-9300

In the event any invoice (or the electronic equivalent of an invoice) is sent or transmitted to any Account Debtor without the required notation, a fee equal to 2.5% of the face amount of such invoice shall be assessed.


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3.10 Sole Property: Once WFBC has purchased an Account, any and all payments from the Account Debtor as to that Account are the sole property of WFBC. 3.11 Credit Risk: The purchase of any Accounts from the first submission of Accounts under Section 3.02 shall be with full recourse to Customer. Thereafter, provided there is no event of default hereunder, and Customer has complied with all requirements of this Agreement, WFBC assumes the risk of non-payment due to a Credit Problem with respect to Purchased Accounts. 3.12 Book Entry: Customer shall, immediately upon sale of Accounts to WFBC, make proper entries on its books and records disclosing the absolute sale of said Accounts to WFBC, including the proper inclusion of the language stated in Section 3.09 above, on said books and records and other documents as so directed by WFBC.

                                   ARTICLE IV
              Customer's Representations, Warranties and Covenants

4.01 Representations and Warranties. Customer hereby represents and warrants and as follows:

     4.01 (a) Customer is properly licensed, qualified and authorized to operate the business of Simtek Corporation under the trade name(s) of N/A and Customer's trade name(s) have been properly filed and published as required by applicable law. Customer, and the persons executing this document, are duly authorized to execute and deliver this Agreement and all other documents required to be executed and delivered hereunder.

     4.01 (b) Customer is solvent, is not a Debtor under the United States Bankruptcy Code or under the direction of a receiver, and Customer has made and shall continue to make timely payment on deposit of any tax required to be deducted and withheld by Customer from the wages of any of its employees.

     4.01 (c) Customer is, at the time of purchase of each Account by WFBC, the lawful owner of and has good and undisputed title to such Account. Each Account, at the time of purchase is free from any liens, mortgages, restrictions or encumbrances. Each Account offered for sale to WFBC is an Acceptable Account as defined in Section 2.02 above.

     4.01 (d) Each Account Debtor's business is solvent to the best of Customer's information and knowledge at the time of this Agreement and at the time each Account is presented to WFBC for purchase.

     4.01 (e) Each Account offered for sale to WFBC is an accurate and undisputed statement of indebtedness owed by Account Debtor to Customer for a certain sum which is due and payable in 30 days or less, or within such time as is agreed to in writing by WFBC and Customer, is for a bona fide sale, delivery and acceptance of merchandise or performance of services which have been received and finally accepted by the Account Debtor. Customer has all rights to transfer or sell such Accounts to WFBC and such Accounts are payable by Account Debtor without offset, deduction or counterclaim.

     4.01 (f) Customer does not own, control or exercise dominion over, in any way whatsoever, the Account Debtor or the business of any Account Debtor for whom Accounts are to be sold by Customer to WFBC.

     4.01 (g) All financial records, statements, books or other documents shown to WFBC by Customer at anytime, either before or after the signing of this Agreement are true and accurate.

     4.01 (h) Customer has not transferred, pledged or granted a security interest in Customer's Accounts or other personal property to any other party which Customer has not fully disclosed in writing to WFBC.

     4.01 (i) There is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or other agency now pending, or to the knowledge of Customer, threatened against or affecting Customer, which if adversely determined, would have a material adverse effect on the business, operations, property, assets or condition, financial or otherwise, of Customer.

     4.01 (j) The execution and performance by Customer of the terms and provisions of this Agreement and the execution and delivery of any other


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     documents required to be executed and delivered hereunder have been duly authorized by all requisite company action, and neither the execution nor the performance of this Agreement or any other documents required to be delivered hereunder, will violate any provision of law, any order of any court or other agency of government, the governing documents of Customer, or any agreement or other instrument to which Customer is a party, or by which Customer is bound, or be in conflict with, result in breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Customer, pursuant to any such agreement or instrument, except as provided hereunder. Customer agrees that it will execute and perform all terms hereunder.

4.02 Negative Covenants. Customer agrees as follows:

     4.02 (a) Customer will not under any circumstances or in any manner whatsoever, interfere with any of WFBC's rights under this Agreement.

     4.02 (b) For the duration of this Agreement and for any period thereafter for as long as any obligation to repurchase or indebtedness whatsoever remains owing by Customer to WFBC, Customer will not sell or assign Accounts except to WFBC.

     4.02 (c) Customer shall not pledge, transfer or grant a security interest in any personal property or Accounts of Customer nor shall Customer consent to the transfer, pledge or grant a security interest in or the placement of any lien or encumbrance, by any other party on any personal property or Accounts belonging to the Customer for the term of this Agreement and for as long as Customer may be required to repurchase any Account or is indebted to WFBC hereunder without the written consent of WFBC. Customer shall provide written notice to WFBC within five business days of Customer obtaining any knowledge, from any source, of the assertion, filing, recording or perfection by any means, of any non-consensual lien, claim or encumbrance against the property of Customer.

     4.02 (d) Customer will not change or modify the terms of the original invoice or agreement with the Account Debtor or the order of payment on Accounts sold to WFBC unless WFBC first consents to such change or modification in writing.

     4.02 (e) Customer shall not be involved in a material dispute of any kind with an Account Debtor, regardless of validity, during the term of this Agreement.

     4.02 (f) Customer shall not breach any warranties or promises in this Agreement with regard to any unpaid Account or Account Debtor from whom payment on any such Account is due.

     4.02 (g) Customer shall not intentionally contribute to, or aggravate any Credit Problem of any Account Debtor.

4.03 Affirmative Covenants. Customer agrees as follows:

     4.03 (a) With respect to misdirected payments, whenever any payment on any Account comes into Customer's possession, Customer shall hold such payment in trust and safekeeping, as the property of WFBC, and immediately turn over to WFBC such payment in the same form as it was received by Customer to WFBC. Customer shall pay a misdirected payment fee in the amount of fifteen percent (15%) of the amount of any payment on account of a Purchased Account which has been received by Customer and not delivered in kind to WFBC on the next business day following the date of receipt by Customer. Further, Customer shall segregate and hold in trust and safekeeping, as the property of WFBC, and immediately turn over to WFBC, any goods or inventory returned to, reclaimed or repossessed by the Customer which are covered by an Account purchased by WFBC.

     4.03 (b) Customer will maintain such insurance covering Customer's business and/or the property of the Account Debtors as is customary and adequate for businesses similar to the business of Customer in an amount as is sufficient to compensate for reasonably foreseeable loss, and promptly pay all premiums with respect to the policies covering such insurance. Further, the Customer shall have WFBC named as loss payee for such insurance.

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     4.03 (c) Customer will immediately notify WFBC of any material disputes greater than $1,000.00 between Account Debtor and Customer or the return of any product by Account Debtor to Customer.

     4.03 (d) Customer will notify WFBC in writing prior to any change in the location of any of its places of business, including the location of the Customer's inventory or, if Customer has or intends to acquire any additional place of business. Customer will not change its chief executive office or the office or offices where Customer's books and records concerning Accounts are kept without prior notice to WFBC.

     4.03 (e) Customer will immediately notify WFBC in writing of any proposed change of Customer's name, identity, legal entity, corporate structure, business dissolution, use of any additional trade name, or any proposed change in any of the officers, principals, partners, shareholders and/or owners of Customer and will not effect any such change without WFBC's written consent.

     4.03 (f) Customer will immediately notify WFBC in writing of the commencement of any legal proceeding or service of any legal document affecting the Customer including, but not limited to, any judgments, liens, attachments, garnishments, complaints, or the filing of a voluntary petition under the United States Bankruptcy Code, if any involuntary bankruptcy petition is filed against Customer or if a receiver is appointed to manage the property of Customer.

     4.03 (g) At least once per quarter, or once per month if Customer is in default, Customer will furnish to WFBC financial statements, including but not limited to a statement of profit and loss and a balance sheet, satisfactory proof of payment and compliance with all federal, state and local tax requirements and any other information requested by WFBC.

     4.03 (h) Customer will immediately notify WFBC of the return of any product greater than $1,000.00 by Account Debtor to Customer.

     4.03 (i) Customer shall immediately notify WFBC of any claim or loss or offset of any kind greater than $1,000.00 against Customer or WFBC asserted by Account Debtor during any time period covered by this Agreement.

     4.03 (j) Upon the occurrence of an Account Debtor Dispute, Customer shall immediately pay to WFBC the Repurchase Price for any and all Accounts so disputed.

                                    ARTICLE V
                                Security Interest

5.01 Security Interest/Collateral: As further inducement for WFBC to enter into this Agreement, Customer grants to WFBC, as collateral for the repayment of any and all obligations and liabilities whatsoever of Customer to WFBC, a security interest, under the Uniform Commercial Code, in the following described property, as defined under the Uniform Commercial Code, hereinafter collectively called "Collateral": All presently existing or hereafter arising, now owned or hereafter acquired property including, but not limited to, accounts, general intangibles, contract rights, investment property, deposit accounts, the Collected Reserve Account established hereunder, inventory, instruments, chattel paper, documents, insurance proceeds, and all books and records pertaining to accounts and all proceeds and products of the foregoing property. Together with the deposit account set up as collateral by Customer for the benefit of the WFBC.

5.02 Security Documents: Customer shall execute all and deliver to WFBC any and all documents and instruments as WFBC may request from time to time, including, without limitation, UCC financing statements or amendments. Customer authorizes WFBC to file a financing statement with any appropriate authority reflecting its security interest and further authorizes WFBC to file other filings including amendments (other than amendments adding collateral) or terminations, as WFBC deems appropriate.

                                   ARTICLE VI
                             Operational Provisions

6.01 Credit Problems: If Customer asserts that nonpayment of an Account is due to a Credit Problem, then Customer shall provide documentation satisfactory to


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WFBC, in its reasonable discretion, establishing that such nonpayment is due solely to a Credit Problem. If WFBC is not satisfied, in its reasonable discretion, that nonpayment is solely due to a Credit Problem, then customer shall be obligated to pay the Repurchase Price for such Account to WFBC. The documentation required under this section may be provided at any time prior to the Account being charged back to Customer's Collected Reserve Account at which time nonpayment is deemed to be due to a Customer Dispute hereunder.

6.02 Power of Attorney: In order to carry out this Agreement and avoid unnecessary notification of Account Debtors,
Customer irrevocably appoints WFBC, or any person designated by WFBC, as its special attorney in fact, or agent, with power to:

     6.02(a) strike out Customer's address on all invoices delivered to Account Debtors and note WFBC's address on all invoices.

     6.02(b) receive, open and dispose of all mail addressed to Customer (including any trade name of Customer) sent to WFBC's address.

     6.02(c) endorse the name of Customer or Customer's trade name on any checks or other evidences of payment that may come into the possession of WFBC on Accounts , and on any other documents relating to any of the Accounts or to Collateral.

     6.02(d) in Customer's name, or otherwise, demand, sue for, collect, and give releases for any and all monies due to or become due on Accounts.

     6.02(e) compromise, prosecute, or defend any action, claim or proceeding as to said Accounts.

     6.02(f) In the Event of Default, offer a trade discount to Customer's Account Debtor exclusive of Customer's normal business custom with said Account Debtor.

     6.02(g) initiate electronic debit or credit entries through the ACH system to Customer's account or any other deposit account maintained by Customer wherever located.

     6.02(h) sign Customer's name on any notice of assignment, financing statement, amendment to any financing statement and on any notices to Account Debtors.

     6.02(i) do any and all things necessary and proper to carry out the purposes intended by this Agreement.

     The authority granted to WFBC under this provision shall remain in full force and effect until all assigned Accounts are paid in full and any indebtedness of Customer to WFBC is discharged.

6.03 Double Payments: Should WFBC receive a double payment on an Account or other payment which is not identified, WFBC shall carry these sums as open items in its accounting and shall return any double payment to the payor or apply such unidentified payment pursuant to the terms hereof upon proper identification and documentation.

6.04 Hold Harmless: Customer shall hold WFBC harmless against any Account Debtor ill will arising from WFBC's collecting or attempting to collect on any Accounts, provided that WFBC acts in a commercially reasonable manner.

6.05 Taxes: Should any excise, sale, use or other tax be imposed by any federal, state or local authority requiring a deduction or withholding from the proceeds of sale of Accounts, or if the Account Debtor is authorized to withhold and deduct such tax or levy, then the Customer shall immediately pay WFBC the amount of the tax or levy so withheld, and the Customer shall indemnify and hold WFBC harmless from any loss or expense on account of such tax.

6.06 Minimum and Origination Fee: Customer shall pay a Minimum Fee per month in the amount of $7,500 (seven thousand five hundred) during the term of this Agreement (and any extension hereof) and Customer shall pay any deficiency between the Minimum Fee and the fees calculated under Section 2.17 hereof on the 15th day of the next calendar month. Customer shall pay an origination fee in the amount of $7,500 (seven thousand five hundred)upon closing of this Agreement, and at the yearly anniversary date, in the amount of $7,500 (seven thousand five hunred). WFBC agrees, however, that if, after the expiration of the first 12 months hereof, Customer obtains financing from any Wells Fargo & Co. entity, that is utilized for paying off all obligations to WFBC, and ceases


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selling Accounts hereunder, Minimum Fees for the remainder of the then current term shall be waived from the date of the full pay off to WFBC or the date selling of Accounts ceases, whichever is later.

6.07 Account Debtor Disputes: Any Account which is unpaid for 60 days or more after the due date or 90 days after the invoice date, whichever occurs earlier, shall be deemed to be unpaid due to an Account Debtor Dispute unless prior to such time the information required by Section 6.01 is provided to, and accepted by, WFBC.

6.08 Reports: Except as provided by Section 3.06, and in the event Customer requests information from WFBC regarding Customer's account hereunder, such requests shall be subject to the schedule of fees provided by WFBC which schedule may be adjusted by WFBC from time to time in its discretion.

6.09 WFBC Settlement of Accounts: WFBC may settle any Account Debtor Dispute with any Account Debtor. Such settlement does not relieve Customer of any obligation (including any repurchase obligation) under this Agreement with respect to any Accounts.

6.10 Customer Settlement of Accounts: If Customer does not fully and promptly settle any Account Debtor Dispute, the Customer shall repurchase each Account that is subject to such Account Debtor Dispute from WFBC for its Repurchase Price.

6.11 Documents: If documents submitted by Customer to WFBC for the purchase of any Account are materially mistaken, fraudulent, materially incorrect or erroneous, or if the Customer fails to submit any document required by WFBC under this Agreement for the purchase of any Account, then such Account shall be deemed to be an Account Debtor Dispute and the Customer shall repurchase such Account and pay the Repurchase Price as stated herein.

6.12 Information: In the event WFBC provides financial information to Customer regarding third parties, whether by setting credit limits, at the request of Customer or otherwise, Customer understands that WFBC is not making any representations or warranties or expressing an opinion as to the creditworthiness of any such third party.

                                   ARTICLE VII
                                     Default

7.01 Any one or more of the following shall be an Event of Default hereunder:

     7.01 (a) Customer shall fail to pay any indebtedness to WFBC when due or repurchase any Account when required hereunder.

     7.01 (b) Customer shall breach any term, provision, promise, warranty, representation or covenant under this Agreement, or under any other agreements, contracts, between Customer and WFBC or obligation to WFBC.

     7.01 (c) The appointment of any receiver or trustee of all or a substantial portion of the assets of Customer.

     7.01 (d) Customer shall become insolvent or unable to pay debts as they mature, shall make a general assignment for the benefit of creditors or shall voluntarily file a petition under the United States Bankruptcy Code or any similar law.

     7.01 (e) Any involuntary petition in bankruptcy shall be filed against Customer and is not dismissed within 60 days or an order for relief is entered against Customer under the United States Bankruptcy Code.

     7.01 (f) Any levies, attachment, executions, liens or similar process shall be issued against the Collateral.

     7.01 (g) Any financial statements, profit and loss statements, or schedules, other statements or documents furnished by Customer to WFBC are false or incorrect in any material respect.

     7.01 (h) Any documents submitted by Customer to WFBC for the purchase of an Account are mistaken, fraudulent, incorrect and/or erroneous, or if the Customer fails to submit any document required by WFBC under this Agreement for the purchase of that Account.


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     7.01 (i) Any Account Debtor shall assert a claim or offset of any kind greater than $1,000.00 against Customer or WFBC during any time period covered by this Agreement.

     7.01 (j) Any guarantor of Customer's obligations hereunder is in default under the guaranty or if any guarantor withdraws or revokes the guaranty as to future sales of Accounts or otherwise.

                                  ARTICLE VIII
                                    Remedies

8.01 In the event of an occurrence of an Event of Default, WFBC may do any one or more of the following:

     8.01 (a) Declare immediately due and payable, and to charge back, all indebtedness of Customer to WFBC, including without limitation (i) outstanding purchased Accounts, (ii) any unpaid Minimum Fees and (iii) all other fees, costs and expenses as required hereunder.

     8.01 (b) Cease purchasing Accounts under this Agreement.

     8.01 (c) Notify any Account Debtor and take possession of Collateral and collect any Accounts without judicial process.

     8.01 (d) Require Customer to assemble the Collateral and the records pertaining to Accounts and make them available to WFBC at a place designated by WFBC.

     8.01 (e) Enter the premises of Customer and take possession of the Collateral and of the records pertaining to the Accounts and any other Collateral.

     8.01 (f) Grant extensions, compromise claims and settle Accounts for less than face value, all without prior notice to Customer.

     8.01 (g) Use, in connection with any assembly or disposition of the Collateral, any trademark, trade name, trade style, copyright, patent right or technical process used or utilized by Customer.

     8.01 (h) Initiate electronic credit or debit entries through the ACH system to and from Customer's deposit account maintained by Customer wherever located.

     8.01 (i) Hold Customer liable for any deficiency for any amounts due and owing to WFBC.

     8.01 (j) Require the Customer to repurchase any and all Accounts, whether disputed or undisputed, and pay the Repurchase Price for those Accounts as provided herein, and, in the event the Repurchase Price is not promptly paid, WFBC may continue to collect such Accounts and charge a reasonable fee in connection with such collection activities in addition to any other fees or charges provided for herein.

     8.01 (k) Cease making reports or accountings to the Customer as otherwise required by this Agreement.

                                   ARTICLE IX
                              Term and Termination

9.01 This Agreement shall continue in full force and effect until the earliest of (a) two years from the date of this Agreement; (b) any date agreed to in writing by the parties hereto, (c) upon at least 60 days written notice by Customer; or (d) any date set by WFBC upon the occurrence of an Event of Default. This Agreement shall automatically continue for the following twelve-month period unless at least sixty days prior to the termination date, the Customer notifies WFBC in writing that the Customer wishes to terminate this Agreement. On the date of termination, all obligations owing by the Customer to WFBC, including any unpaid Minimum Fees for the year term, shall be accelerated and become immediately due and payable in full without further notice or demand.

9.02 Upon termination, Customer shall repurchase any and all Accounts, whether disputed or undisputed, as may be requested by WFBC, and shall pay the Repurchase Price for those Accounts as provided herein as well as any other indebtedness or obligations owed to WFBC by Customer including any unpaid Minimum Fee for the two year term, or the renewed twelve month term of this Agreement. WFBC continues and shall continue to have a security interest in the Collateral of Customer until all amounts owed to WFBC by Customer are paid in full or are satisfied.

                                      -10-
                                                               Initial:  BA

                                                                         LA

9.03 In the event WFBC is required to repay any Account Debtor for a payment received by WFBC on an Account, and non-payment of that Account would have required repurchase by Customer under this Agreement, the amount of the repayment by WFBC shall be an obligation of Customer to WFBC notwithstanding the termination of this Agreement. In the event the Customer receives a payment from WFBC to which the Customer has no rights, repayment of the funds to WFBC is an obligation of the Customer to WFBC whether or not the Agreement has been terminated. In either event, if the obligation is not paid upon five (5) days notice of the obligation to pay from WFBC to Customer, WFBC may file a financing statement in connection with the security interest granted herein (if necessary) and exercise any and all rights it has under this Agreement to collect the amounts due.

                                    ARTICLE X
                            Miscellaneous Provisions

10.01 Binding on Future Parties: This Agreement inures to the benefit of and is binding upon the heirs, executors, administrators, successors and assigns of the parties hereto except that the Customer shall not have the right to assign its rights hereunder or any interest herein without WFBC's prior written consent.

10.02 Cumulative Rights: No failure or delay by WFBC in exercising any right, power or remedy under the Agreement or documents given in connection with the Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy under the Agreement. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

10.03 Waiver: WFBC may not waive its rights and remedies unless the waiver is in writing and signed by WFBC. A waiver by WFBC of a right or remedy under this Agreement on one occasion is not a waiver of the right or remedy on any subsequent occasion.

10.04 Choice of Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

10.05 Invalid Provisions: Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

10.06 Entire Agreement: This instrument contains the entire Agreement between the parties. This Agreement, together with the documents given in connection herewith, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof.

10.07 Amendment: Except as otherwise provided herein, any addendum or modification hereto must be signed by both parties.

10.08 Effective: This Agreement becomes effective when it is accepted and executed by an authorized officer of WFBC.

10.09 Information: Without limiting WFBC's right to share information regarding the Customer and its affiliates with WFBC's agents, accountants, lawyers and other advisors, Wells Fargo & Co., and all direct and indirect subsidiaries of Wells Fargo & Co. and other persons WFBC deems appropriate may exchange, discuss or otherwise utilize any and all information they may have in their possession regarding the Customer and its Affiliates, and the Customer waives any right of confidentiality it may have with respect to such exchange of such information.

10.10 Indemnification: Customer agrees to indemnify and hold WFBC harmless from any and all liability, claims and damages, including attorneys' fees, costs of


                                      -11-
                                                               Initial:  BA

                                                                         LA
suit and interest which WFBC may incur as a result of the failure of Customer to pay withholding taxes due and payable to any taxing authority.

10.11 Notices hereunder: All notices and communications hereunder shall be given or made to the parties at their respective addresses set forth below, or at such other address as the addressee may hereafter specify for the purpose of written notice to the other party hereto. Such notices and communications shall be effectively given by WFBC when and if given in writing and delivered to the address set forth herein, delivered by facsimile or duly deposited in the mails with first-class postage prepaid.

10.12 Costs and Expenses: Except as is prohibited by law, the Customer agrees to pay on demand all costs and expenses, including (without limitation) attorneys' fees, incurred by WFBC in connection with this Agreement and any other related document or agreement, and the transactions contemplated hereby, including without limitation all such costs, expenses and fees incurred in connection with the negotiation, due diligence, preparation, execution, amendment, administration, performance, collection and enforcement of the obligations and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of any security interest granted hereunder, the collection of any Account or any obligation owed by Customer to WFBC.

10.13 Audit: The Customer hereby agrees to pay WFBC, on demand, audit fees in connection with any audits or inspections conducted by WFBC of any Collateral or the Customer's operations or business at the rates established from time to time by WFBC as its audit fees, together with all actual out-of-pocket costs and expenses incurred in conducting any such audit or inspection.

10.14 Jurisdiction: The parties hereby (a) consent to the personal jurisdiction of the state and federal courts located in the State of Colorado in connection with any controversy related to this Agreement; (b) waive any argument that venue in any such forum is not convenient, (c) agree that any litigation initiated by WFBC or the Customer in connection with this Agreement shall be venued in either the State Courts of the City and County of Denver, Colorado or the United States District Court, District of Colorado, and (d) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

10.15 Waiver of Jury Trial: THE CUSTOMER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, BASED ON OR PERTAINING TO THIS AGREEMENT.




















                                      -12-
                                                               Initial:  BA

                                                                         LA

Executed and accepted this 22 day of   May     at Colorado Springs, CO.
                           --       ----------    ---------------------
                                    Month/Year         City/State

Simtek Corporation                              WELLS FARGO BANK, NATIONAL ASSOCIATION
4250 Buckingham Drive, Suite 100                1740 Broadway MAC C7300-060
Colorado Springs, CO 80907                      Denver, CO 80274


By: /s/ Brian P. Alleman                        By: /s/ Lynn Anderson
    ------------------------------                  ----------------------------
          Signature                                       Signature

By: Brian P. Alleman                            By: Lynn Anderson
    ------------------------------                  ----------------------------
             Name                                           Name

Its: VP & CFO                                   Its: VP
     -----------------------------                   ---------------------------
            Title                                           Title


Sworn and subscribed before me this 22 day      Witnessed by:
of May, 2006.
                                                /s/ Lisa Romero
                                                --------------------------------
                                                          Signature

/s/ Heather J. White                             Lisa Romero, V.P.
- ----------------------------------              --------------------------------
     NOTARY PUBLIC                                     NAME AND TITLE






















                                      -13-
                                                               Initial:  BA

                                                                         LA

                          Foreign Receivables Addendum

This Foreign Receivables Addendum ("Addendum") dated this 22 day of May, 2006 shall modify that certain Account Purchase Agreement dated May 22, as amended (the "Agreement"), by and between Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit operating division ("WFBC"), and Simtek Corporation ("Customer"). Terms not otherwise defined herein, shall have the meaning ascribed to them in the Agreement.

                                    RECITALS

A. WFBC and Customer are parties to that certain Account Purchase Agreement, dated May 22, 2006 (the "Agreement"); and

B. The Customer wishes to sell certain foreign accounts receivable, as defined herein, to WFBC, and WFBC wishes to purchase certain foreign accounts receivable from Customer.

C. WFBC and Customer desire to enter into this Addendum to supplement terms of the Agreement regarding such foreign accounts receivable.

                                    AGREEMENT

     For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, WFBC and customer agree as follows:

     1. The definition of "Unacceptable Accounts " in Section 2.16 of the Purchase Agreement is hereby amended to insert the phrase "Unless the parties have entered into an Foreign Receivables Addendum to Account Purchase Agreement," at the beginning of the subsection (b) so that the section reads as follows:

          "(b) Unless the parties have entered into an Foreign Receivables
               Addendum to Account Purchase Agreement, Accounts owed by an Account Debtor located outside the United States or Canada.

     2. WFBC may purchase certain Accounts, which are owed by an Account Debtor located outside the United States at its sole discretion ("Foreign Accounts").

     3. Notwithstanding Section 2.10 of the Purchase Agreement, the Initial Payment on any Foreign Accounts purchased by WFBC shall be an amount equal to 80% times the stated invoice or the face amount of such Account. Such 80% advance rate may be adjusted by WFBC at any time at WFBC's sole discretion.

     4. The Foreign Accounts purchased by WFBC shall be on a full recourse basis to the Customer and the Customer promises to pay any and all amounts due and owing to WFBC for such Foreign Accounts which shall be payable on demand by WFBC.

     5. Unless modified herein, all terms and conditions of the Purchase Agreement shall remain the same.

     6. The Agreement, as amended hereby, shall be binding upon and inure to the benefit of the Customer and WFBC and their respective successors and assigns, except that the Customer shall not have the right to assign its rights thereunder or any interest therein without the prior written consent of WFBC. This Agreement and all other documents related hereto may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION     SIMTEK CORPORATION


By: /s/ Lynn Anderson                      By: /s/ Brian P. Alleman
   ------------------------------             ----------------------------------

By: Lynn Anderson                          By: Brian P. Alleman
   ------------------------------             ----------------------------------
             (Sign)                                       (Sign)

Title: VP                                  Title: VP & CFO
      ---------------------------                -------------------------------

                                SUPPORT AGREEMENT

This Agreement, dated as of May 22, 2006 is made by Brian P. Alleman (the "Officer") and SiMtek Corporation, a Colorado Corporation (the "Customer") for the benefit of Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit operating division ("WFBC").

                                    Recitals

WFBC and Customer have entered into an Agreement (together with all amendments, supplements and restatements, the "Agreement") dated as of May 22, 2006, pursuant to which WFBC has agreed to make account purchases and extend other financial accommodations to or for the benefit of the Customer.

     The Officer is the duly elected, qualified and acting Chief Financial Officer of the Customer and is fully familiar with all of the Customer's business and financial affairs.

     To induce WFBC to make advances and extend other financial accommodations to or for the account of the Customer under the Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Officer, the Customer and WFBC agree as follows:

     1. Definitions. Capitalized terms used in this Agreement which are not defined in this Agreement have the meanings given to them in the Account Purchase Agreement.

     2. Officer to Dispose of Collateral. The Officer and the Customer agree that if (i) WFBC comes into possession of any or all of the tangible Collateral or is collecting the Customer's Accounts or otherwise disposing of Collateral Because an Event of Default has occurred; and (ii) WFBC has given notice of an acceleration of all of the Obligations;

          a) if the Officer is still employed by the Customer, the Customer will, upon WFBC's request, cause the Officer so long as he is employed by the Customer, to exert his best efforts and devote all of his regular working hours to obtain sales of the Collateral at the best commercially obtainable prices and terms and to collect the Accounts at their full face value to the extent commercially reasonable; and

          b) if the Officer ceases to be employed by the Customer or has ceased to be employed by the Customer, at WFBC's option and upon WFBC's request, the Officer shall assist WFBC as WFBC's independent contractor, for a period not to exceed four months, for the sole purpose of disposing of the Collateral and collecting the Accounts, or assisting WFBC in disposing of the Collateral and collecting the Accounts. During the aforementioned period the Officer shall exert his best efforts and devote regular working hours to obtain sales of the Collateral at the best commercially obtainable prices and terms and to collect the Accounts at their full face value.

     3. Termination of Officer's Obligations. This Agreement shall remain in full force and effect until:

          a) the Agreement is no longer outstanding and all Obligations have been paid in full; or

          b) the Officer shall have ceased to be employed by the Customer for more than thirty (30) days before the occurrence of the events described in Paragraph 3 hereof, and shall have given notice of such cessation of employment to WFBC at least thirty (30) business days before the occurrence of such events.

     4. Miscellaneous. The provisions of this Agreement are declared to be severable. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement. The Officer and the Client waive notice of WFBC's acceptance hereof.

     5. Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of Colorado. THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF, BASED ON OR PERTAINING TO THIS AGREEMENT.


     IN WITNESS WHEREOF, the Officer and Customer have duly executed this Agreement as of the date first written above.


                                           Signature: /s/ Brian P. Alleman
                                                     ---------------------------
                                                         Brian P. Alleman

                                           Its: VP & CFO
                                                --------------------------------


























                                       2                            Initial:  BA

                                                                    Exhibit 99.1
                                                                    ------------

   SIMTEK SECURES REVOLVING CREDIT AGREEMENT WITH WELLS FARGO BUSINESS CREDIT

        Agreement will provide up to $3.0 million of additional liquidity

COLORADO SPRINGS, Colorado- June 7, 2006 - Simtek Corporation (OTC Bulletin
Board: SRAM ), the inventor, pioneer, and world's leading supplier of nonvolatile static random access memory (nvSRAM) integrated circuits, today announced that it has signed a revolving credit agreement with Wells Fargo Business Credit. The agreement provides Simtek with up to $3.0 million of additional cash availability, based on eligible accounts receivable.

Brian Alleman, Chief Financial Officer, stated "We expect this new credit facility will provide Simtek with additional liquidity for the working capital needed to support our continued revenue growth. It also highlights increased credibility in the financial market based on Simtek's consistent operational improvements and execution to its strategic plan."


About Simtek Corporation

Simtek Corporation designs and markets high-speed, re-programmable, nonvolatile semiconductor memory products, for use in a variety of systems including RAID servers, high performance workstations, GPS navigational systems, robotics, copiers and printers, and networking and broadcast equipment. Information on Simtek products can be obtained from its web site: www.simtek.com; email: information@simtek.com. The company is headquartered in Colorado Springs, Colorado.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements predicting Simtek's future growth. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, projections of future performance including predictions of future profitability and expectations of the business environment in which Simtek operates. For a detailed discussion of these and other risk factors, please refer to Simtek's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K and subsequent Form 10-Q and Form 8-K filings.


Source:  Simtek

IR Contact for Simtek
Sheldon Lutch
Fusion IR & Communications
sheldon@fusionir.com
212.268.1816

Company Contact for Simtek:
Brian Alleman
information@simtek.com

================================================================================



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                          Date of Report: June 29, 2006


                               Simtek Corporation
               (Exact Name of Registrant as Specified in Charter)



          Colorado                  0-19027                      84-1057605
(State or other jurisdiction      (Commission                   (IRS Employer
     of incorporation)            File Number)                 Identification #)



              4250 Buckingham Dr. #100, Colorado Springs, CO 80907
                     (Address of Principal Executive Office)


                                 (719) 531-9444
              (Registrant's telephone number, including area code)


[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))








================================================================================

Item 7.01: Regulation FD Disclosure

     On June 29, 2006, Simtek Corporation (the "Company") issued a press release announcing to investors it is raising its revenue guidance for the second quarter of 2006. A copy of the press release is included herewith as Exhibit 99.1

Item 9.01: Financial Statements and Exhibits

     (d)  Exhibits

          Exhibit Number    Description
          --------------    -----------

               99.1 Press release of the Company dated June 29, 2006, titled "Simtek Raises Revenue Guidance for Second Quarter 2006"

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       SIMTEK CORPORATION


                                       By: /s/ Brian Alleman
                                          --------------------------------------
                                          Brian Alleman, Chief Financial Officer


June 29, 2006

                                  EXHIBIT INDEX


Exhibit Number        Description

     99.1 Press release of the Company dated June 29, 2006, titled "Simtek Raises Revenue Guidance for Second Quarter 2006".

                                                                    Exhibit 99.1


             Simtek Raises Revenue Guidance for Second Quarter 2006


     o    Revenue projected to exceed $6.0 million

     o    New orders show solid increase from Q

     o    Qualification completed on 0.25u 256 kilobit device.

     o    Projected return to pro-forma profit still on track


COLORADO SPRINGS, Colorado- June 29, 2006 - Simtek Corporation (OTC Bulletin
Board: SRAM), the inventor, pioneer, and world's leading supplier of monolithic nonvolatile static random access memory (nvSRAM) integrated circuits announced today that revenues for the quarter ended June 30, 2006 are expected to be in excess of $6.0 million which exceeds the high end of guidance previously given.

Growth is coming from broad geographic and market segments. New orders for the quarter are expected to exceed the record level set in Q12006 laying a solid backlog foundation to support Q32006 growth.

The Company is on track to achieve profit on a pro-forma basis (GAAP Net Income minus the amortization of the ZMD transaction and expensing of stock options) for the third and fourth quarters.

Brian Alleman, Simtek CFO, said "Revenue for the first six months of 2006 will exceed total revenue for Simtek in the full year 2005. New orders, which should be in the range of $15 million for the first half, support our growth projections. The company and its suppliers are really stepping up to support our growth."

About Simtek Corporation

Simtek Corporation designs and markets high-speed, re-programmable, nonvolatile semiconductor memory products, for use in a variety of systems including RAID servers, high performance workstations, GPS navigational systems, robotics, copiers and printers, and networking and broadcast equipment. Information on Simtek products can be obtained from its web site: www.simtek.com; email: information@simtek.com. The company is headquartered in Colorado Springs, Colorado.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements predicting Simtek's future growth. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, projections of future performance including predictions of future profitability and expectations of the business environment in which Simtek operates. For a detailed discussion of these and other risk factors, please refer to Simtek's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-KSB and subsequent Form 10-Q and Form 8-K filings.

Source:  Simtek

IR Contact for Simtek
Sheldon Lutch
Fusion IR & Communications
sheldon@fusionir.com
212.268.1816

Company Contact for Simtek:
Brian Alleman
information@simtek.com

================================================================================



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                          Date of Report: June 29, 2006


                               Simtek Corporation
               (Exact Name of Registrant as Specified in Charter)


          Colorado                    0-19027                    84-1057605
(State or other jurisdiction        (Commission                 (IRS Employer
     of incorporation)              File Number)               Identification #)



              4250 Buckingham Dr. #100, Colorado Springs, CO 80907
                     (Address of Principal Executive Office)



                                 (719) 531-9444
              (Registrant's telephone number, including area code)



[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))








================================================================================

Item 8.01  Other Events.

     On June 29, 2006, Simtek Corporation (the "Company") held its 2006 Annual Meeting of the Shareholders (the "Annual Meeting"). Set forth below are the results of the votes taken at the Annual Meeting. The number of issued and outstanding shares of the Common Stock of the Company as of May 17, 2006, the record date established by the Board of Directors for determining shareholder eligibility to vote at the Annual Meeting, was 147,160,823. There were represented personally or by proxy at the Annual Meeting shareholders holding an aggregate of 121,875,676 shares of the Common Stock of the Company, representing approximately 83% of the total shares eligible to vote. The Company's shareholders were voting on four matters at the Annual Meeting. Those four matters were the election of two directors, the reincorporation of the Company in Delaware, the reverse split of the outstanding shares of the Common Stock of the Company and the ratification of the selection of Hein & Associates LLP as the independent auditors for fiscal 2006.

The two nominees for election to the Board of Directors, for either three-year terms (if the reincorporation in Delaware is not effected) or one-year terms (if the reincorporation in Delaware is effected), were elected by the shareholders by the following vote:

Name                       Votes For                 Votes Withheld
----                       ---------                 --------------
Ronald Sartore             120,303,618               1,572,058
Alfred Stein               120,411,489               1,464,187

The proposal to reincorporate the Company in the state of Delaware was approved by the shareholders by the following vote:

Votes For                  Votes Against    Abstain  Broker Non-Votes
---------                  -------------    -------  ----------------
81,226,026                 919,678          162,600  39,567,372

The proposal to effect a reverse split of the outstanding shares of the Common Stock of the Company (with the ratio of the reverse split being in the range of one-for-five to one-for-twenty shares, the exact ratio being determined by the Board of Directors) was approved by the shareholders by the following vote:

Votes For                  Votes Against             Abstain
---------                  -------------             -------
116,714,049                5,004,983                 156,644

The proposal to ratify the selection of Hein & Associates LLP, independent auditors, as auditors of the Company for the year ending December 31, 2006 was approved by the shareholders by the following vote:

Votes For                  Votes Against             Abstain
---------                  -------------             -------
121,02,768                 165,753                   681,155

                           SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    SIMTEK CORPORATION


                                    By: /s/ Brian Alleman
                                        --------------------------------------
                                        Brian Alleman, Chief Financial Officer



July 10, 2006

================================================================================



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                          Date of Report: July 25, 2006


                               Simtek Corporation
               (Exact Name of Registrant as Specified in Charter)


          Colorado                    0-19027                    84-1057605
(State or other jurisdiction        (Commission                 (IRS Employer
     of incorporation)              File Number)               Identification #)



              4250 Buckingham Dr. #100, Colorado Springs, CO 80907
                     (Address of Principal Executive Office)



                                 (719) 531-9444
              (Registrant's telephone number, including area code)



[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))








================================================================================

Item 8.01:  Other Events

     On March 24, 2006, Simtek Corporation ("Simtek") entered into a License and Development Agreement with Cypress Semiconductor Corporation ("Cypress") as more fully described on the Form 8-K filed by Simtek with the Securities and Exchange Commission on March 30, 2006. Under the terms of the License and Development Agreement, Cypress is required to make certain non-refundable advance royalty payments to Simtek. In its financial statements filed on Form 10-Q for the three months ended March 31, 2006, Simtek recorded the $2,000,000 advance royalty payment received from Cypress on March 24, 2006 as $965,000 for the value of the warrant issued to Cypress to purchase 10 million shares of common stock of Simtek and the remaining $1,035,000 as unearned revenue on its consolidated balance sheet. The Form 8-K filed by Simtek on March 30, 2006 and the Form 10-Q filed by Simtek on May 15, 2006 set forth more details regarding the transaction with Cypress.

     Simtek has subsequently determined that it is appropriate to recognize the non-refundable advance royalty payments under the License and Development Agreement as royalty revenue upon receipt from Cypress. Simtek will therefore restate its consolidated financial statements as of and for the three months ended March 31, 2006. As a result, total revenue for the three months ended March 31, 2006 will be reported as $5,778,000 ($1,035,000 more than the $4,743,000 previously reported) and net loss for such three months period will be reported as $901,000 (rather than the $1,936,000 as previously reported). In addition, total liabilities are reduced from $8,430,000 (as reported) to $7,395,000; accumulated deficit is reduced from $48,127,000 (as reported) to $47,092,000; and, total shareholders' equity is increased from $2,008,000 (as reported) to $3,043,000.

     Simtek intends to promptly amend its Form 10-Q for the three months ended March 31, 2006.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              SIMTEK CORPORATION


                              By: /s/ Brian Alleman
                                  ----------------------------------------------
                                  Brian Alleman, Chief Financial Officer


July 25, 2006

================================================================================



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                          Date of Report: July 28, 2006


                               Simtek Corporation
               (Exact Name of Registrant as Specified in Charter)


          Colorado                    0-19027                    84-1057605
(State or other jurisdiction        (Commission                 (IRS Employer
     of incorporation)              File Number)               Identification #)



              4250 Buckingham Dr. #100, Colorado Springs, CO 80907
                     (Address of Principal Executive Office)



                                 (719) 531-9444
              (Registrant's telephone number, including area code)



[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))








================================================================================

Item 2.02  Results of Operations and Financial Condition.

     On July 27, 2006, Simtek Corporation (the "Company") issued a press release titled, "Simtek Reports Second Quarter and First Half 2006 Financial Results".

     Total revenue was $6.9 million for the second quarter of 2006, including royalty revenue of $0.5 million. Product sales for the second quarter was $6.4 million, an increase of 192% from $2.2 million in the second quarter of 2005, and an increase of 36% quarter-over-quarter compared to Q1 2006 product sales of $4.7 million. The Company reported a net loss for 2006's second quarter of $1.5 million or $0.01 per share, compared to a net loss of $2.9 million or $0.05 per share for the second quarter of 2005. Excluding the effects of stock options and amortization of acquisition related costs, the net loss was $0.9 million for the second quarter of 2006. There were no such charges in the 2005 period.

     Total revenue for the first six months of 2006 was $12.7 million, including royalty revenue of $1.5 million. Product sales for the first six months of 2006 were $11.2 million, an increase of 115% from $5.2 million in the first six months of 2005. The Company reported a net loss for the six months ended June 30, 2006 of $2.4 million or $0.02 per share, compared to a net loss of $3.9 million or $0.06 per share for the same period in 2005. Excluding the effects of stock options and amortization of acquisition related costs, the net loss was $1.4 million for the 2006 period. There were no such charges in the 2005 period.

     The full text of the press release is attached as Exhibit 99.1 to this Form 8-K Current Report.

Item 9.01  Financial Statements and Exhibits.

     (d)   Exhibits.

           Exhibit Number    Description
           --------------    -----------

               99.1 Press Release, dated July 27, 2006, titled "Simtek Reports Second Quarter and First Half 2006 Financial Results".

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       SIMTEK CORPORATION


                                       By: /s/Brian Alleman
                                          --------------------------------------
                                          Brian Alleman, Chief Financial Officer


July 28, 2006

                                  EXHIBIT INDEX



Exhibit Number        Description

     99.1 Press Release, dated July 27, 2006, titled "Simtek Reports Second Quarter and First Half 2006 Financial Results".

                                                                    Exhibit 99.1

       SIMTEK REPORTS SECOND QUARTER AND FIRST HALF 2006 FINANCIAL RESULTS

     o 36% Product Revenue Growth Q2 vs. Q1 2006, 115% Year to Date Product Revenue Growth vs. 2005

     o Revenue Guidance Increased to $25 to $30 million, from $23 to $27 million for Full Year 2006

     o    Production Qualification Approved for 1 Megabit Device with Real Time
          Clock

     o    Loss Per Share Reduced For Six Months 2006 to ($0.02) vs. ($0.06) 2005

COLORADO SPRINGS, Colorado- July 27, 2006 - Simtek Corporation (OTC Bulletin
Board: SRAM ), the inventor, pioneer, and world's leading supplier of nonvolatile static random access memory (nvSRAM) integrated circuits, today announced its financial results for the second quarter and six months ended June 30, 2006.

Other highlights include:

     o Product Revenue $6.4 million for Q2 2006, $11.2 million for the first half 2006

     o Total Revenue $6.9 million for Q2 2006, $12.7 million for the first half 2006

     o    Profitability Achieved for the Month of June

     o    4 Megabit nvSRAM Program with Cypress Well Underway

     o    Record Design Wins Across Diverse Markets

In this and subsequent reports an accounting change has been, and will be, made in how the non-refundable advance royalty payments from Cypress Semiconductor are accounted for. The change, settled upon after consultation with the Company's independent accountants, results in adding approximately $1 million to Q1 2006 revenue and $0.5 million to Q2 2006 revenue, or $1.5 million in royalty revenue for the first six months of 2006. In this, and future reports, revenue will be reported for product sales, royalty revenue, and total revenue. Please refer to Simtek's related Form 8-K filed on July 26, 2006 for the effect on Q1 2006 financial statements.

Total revenue was $6.9 million for the second quarter of 2006, including royalty revenue of $0.5 million. Product sales for the second quarter was $6.4 million, an increase of 192% from $2.2 million in the second quarter of 2005, and an increase of 36% quarter-over-quarter compared to Q1 2006 product sales of $4.7 million. The Company reported a net loss for 2006's second quarter of $1.5 million or $0.01 per share, compared to a net loss of $2.9 million or $0.05 per share for the second quarter of 2005. Excluding the effects of stock options and amortization of acquisition related costs, the net loss was $0.9 million for the second quarter of 2006. There were no such charges in the 2005 period.

Total revenue for the first six months of 2006 was $12.7 million, including royalty revenue of $1.5 million. Product sales for the first six months of 2006 were $11.2 million, an increase of 115% from $5.2 million in the first six months of 2005. The Company reported a net loss for the six months ended June 30, 2006 of $2.4 million or $0.02 per share, compared to a net loss of $3.9 million or $0.06 per share for the same period in 2005. Excluding the effects of stock options and amortization of acquisition related costs, the net loss was $1.4 million for the 2006 period. There were no such charges in the 2005 period.

Simtek is guiding product revenue for the third quarter of 2006 to be in the range of $7.2 million to $7.5 million. The Company's order backlog, scheduled for delivery in the third quarter, stands at $5.5 million at June 30, 2006 and represents a larger percentage of guided revenue for the subsequent quarter than in prior quarters.

The Company is raising its guidance for total revenue for 2006 from $23 million to $27 million to $25 million to $30 million, including the impact of royalty revenue from the non-refundable payments received from Cypress Semiconductor.

Based on margin improvement and increasing revenue, the Company is guiding to be profitable on a pro-forma basis for the third and fourth quarters of 2006. There is no prepaid royalty installment expected in the third quarter.

Brian Alleman, CFO stated "Achieving production qualification of the .25 micron 256 kilobit and real-time clock version of the 1 megabit devices, which the Company announced yesterday, is the culmination of several years of investment in process R&D and product development. We believe that the Company is now in a position to ramp current customer programs into production, and to aggressively cultivate new design wins. Product revenue for the first six months of 2006 exceeded total revenue for the full year 2005 by $800,000. For the month of June, Simtek achieved what we consider to be an even more significant goal, namely reaching profitability for the month. Focused ASP management, with a favorable shift in product mix and aggressive cost reduction efforts resulted in gross margins on product sales of just over 40% for the month."

Alleman continued, "The Company continues to work on reducing product costs, particularly on the .25 micron parts. We expect to be investing in the third quarter in continued cost reductions, yield enhancements, and back end test efficiencies. We have also successfully transferred offshore the final testing of our highest volume device family. The combination of these actions is projected to increase gross margins in Q3 2006 by as much as 500 basis points over Q2 2006."

Revenue is increasing from improved ASPs, a shift in mix toward higher ASP 1 megabit devices, and from significant increases in unit volumes shipped in several product families. In the European market, the unit volume of shipment of products from Simtek GmbH to customers in Europe increased by 66% quarter-over-quarter compared to Q1 2006. Unit volume shipped on a global basis increased by 36% quarter-over-quarter compared to Q1 2006. Compared to the first six months of 2005, total unit volume shipped to customers increased by 179%.

Simtek President and CEO, Harold Blomquist stated, "Growth is coming from customers around the world and from markets as diverse as storage/RAID (redundant arrays of independent disks) subsystems, automated meter reading systems, display subsystems in multiple application areas, and networking subsystems. Shipments of our 1 megabit family increased by 293% quarter-over-quarter and is showing steady increase in demand from recently awarded programs from Fortune 50 industry leaders in the RAID, and other market segments."

Blomquist went on to say, "We believe that design wins from new and existing customers, and from current and new market segments early in the year is unparalleled in our history and continues at a brisk pace. Market acceptance of our nvSRAM technology continues to broaden. Cypress Semiconductor Corp. reported in its earnings call last week that it has begun sampling high-speed nonvolatile SRAM devices obtained through its partnership with Simtek. Simtek is pleased with its collaboration with Cypress which is expected to provide first samples of a jointly developed 4 megabit device at the beginning of 2007, and which is opening doors to new customers with high-volume programs."

Following is reconciliation* of the Pro-forma financial measures to the most comparable GAAP financial measures:

Unaudited                                                           Three Months Ended     Six Months Ended
(Amounts in thousands, except per share amounts)                       June 30, 2006         June 30, 2006
                                                                    ------------------     -----------------
Loss from Continuing Operations as reported                             $ (1,453)              $ (2,354)

Adjusted-GAAP items:
Amortization of Non-compete Agreement                                        443                    891
Costs associated with employee stock options                                 159                    278
                                                                        --------               --------
Pro-forma Loss from Continuing Operations                               $   (851)              $ (1,185)
                                                                        ========               ========

Per Share Data:
Loss from Continuing Operations as reported                             $  (0.01)              $  (0.02)

Amortization of Non-compete Agreement                                   $      -               $   0.01
Costs associated with employee stock options                            $      -               $      -
                                                                        --------               --------
Pro-forma Loss Per Share from Continuing Operations                     $  (0.01)              $  (0.01)
                                                                        ========               ========

* pursuant to the requirements of Regulation G.

Simtek reports net income or loss in accordance with GAAP and additionally uses pro-forma financial measures which are adjusted from the most directly comparable GAAP financial measures to exclude charges related to unusual or non-recurring expenses the Company may incur from time to time, in order to provide additional comparative information between periods. Management believes that these pro-forma measures are important to investor understanding of the Company's disclosures regarding past, current and future operating results.

As of June 30, 2006 there were 147,321,577 shares outstanding.



                                          SIMTEK CORPORATION
                                CONSDENSED CONSOLIDATED BALANCE SHEETS
                       (Amounts in thousands, except par value and share amounts)



                              ASSETS
                                                                               June 30,          December 31,
                                                                                 2006                2005
                                                                              -----------        ------------
                                                                              (Unaudited)
CURRENT ASSETS:
     Cash and cash equivalents                                                  $  2,265          $  1,766
     Restricted investments                                                        1,975             2,281
     Accounts receivable - trade, net                                              3,955             1,456
     Inventory, net                                                                3,979             2,068
     Prepaid expenses and other current assets                                       387               699
                                                                                --------          --------
         Total current assets                                                     12,561             8,270
EQUIPMENT AND FURNITURE, net                                                         803               571
DEFERRED FINANCING COSTS AND DEBT ISSUANCE COSTS                                     143               111
GOODWILL                                                                             992               876
NON-COMPETITION AGREEMENT                                                          8,016             8,910
OTHER ASSETS                                                                          43                20
                                                                                --------          --------
     TOTAL ASSETS                                                               $ 22,558          $ 18,758
                                                                                ========          ========

                  LIABILITES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
     Accounts payable                                                           $  4,539          $  2,822
     Accrued expenses                                                              1,639             1,604
     Obligation under capital leases                                                  --                13
     Notes payable                                                                   558                --
     Debentures, current                                                             480               240
                                                                                --------          --------
         Total current liabilities                                                 7,216             4,679
DEBENTURES, NET OF CURRENT                                                         2,520             2,760
                                                                                --------          --------
     Total liabilities                                                             9,736             7,439
Temporary equity, consisted of 68,750,000 shares of
     common stock, $0.01 par value, subject to cash
     penalties under registration rights agreements,
     net of financing costs of $667,542                                           10,332             8,459
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
     Preferred stock, $1.00 par value; 2,000,000 shares
         authorized, none issued                                                                  --                --
     Common stock, $.01 par value; 300,000,000 shares
         authorized, 78,581,577 and 78,571,577 shares
         issued and outstanding at June 30, 2006 and
         78,170,823 and 78,160,823 shares issued and
         outstanding at December 31, 2005, excluding
         temporary equity                                                            786               782
     Additional paid-in capital                                                   50,187            48,282
     Treasury stock, at cost; 10,000 shares                                          (13)              (13)
     Accumulated deficit                                                         (48,545)          (46,191)
     Accumulated other comprehensive income:
         Cumulative translation adjustment                                            75                --
                                                                                --------          --------
         Total shareholders' equity                                                2,490             2,860
                                                                                --------          --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                      $ 22,558          $ 18,758
                                                                                ========          ========



                                         SIMTEK CORPORATION
                           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                             (Unaudited)
                      (Amounts in thousands, except share and per share amounts)

                                                       Three Months Ended                      Six Months Ended
                                                            June 30,                                June 30,
                                              -----------------------------------       -----------------------------------
                                                   2006                 2005                 2006                 2005
                                              --------------       --------------       --------------       --------------
REVENUE:
     Product sales, net                       $       6,443        $       2,204        $      11,186        $       5,180
     Royalty revenue                                    483                   --                1,518                   --
                                              -------------        -------------        -------------        -------------
         Total revenue                                6,926                2,204               12,704                5,180
     Cost of sales                                    4,567                1,675                8,037                3,683
                                              -------------        -------------        -------------        -------------
GROSS PROFIT                                          2,359                  529                4,667                1,497

OPERATING EXPENSES:
     Research and development costs                   1,678                1,917                3,223                3,126
     Sales and marketing                              1,018                  444                1,962                  844
     General and administrative                       1,083                  987                1,782                1,274
                                              -------------        -------------        -------------        -------------
           Total operating expenses                   3,779                3,348                6,967                5,244
                                              -------------        -------------        -------------        -------------
LOSS FROM CONTINUING OPERATIONS                      (1,420)              (2,819)              (2,300)              (3,747)

Total other expense                                     (33)                 (50)                 (54)                (103)
                                              -------------        -------------        -------------        -------------

LOSS FROM CONTINUING OPERATIONS
     BEFORE PROVISION FOR INCOME TAXES               (1,453)              (2,869)              (2,354)              (3,850)
     Provision for income taxes                          --                   --                   --                   --
                                              -------------        -------------        -------------        -------------
LOSS FROM CONTINUING OPERATIONS                      (1,453)              (2,869)              (2,354)              (3,850)
LOSS FROM DISCONTINUED OPERATIONS                        --                  (36)                  --                  (68)
                                              -------------        -------------        -------------        -------------
NET LOSS                                      $      (1,453)       $      (2,905)       $      (2,354)       $      (3,918)
                                              =============        =============        =============        =============

NET LOSS PER COMMON SHARE:
     Basic and diluted
     Loss from continuing operations          $        (.01)       $        (.05)       $        (.02)       $        (.06)
     Loss from discontinued operations                 (.00)                (.00)                (.00)                (.00)
                                              -------------        -------------        -------------        -------------
     Total                                    $        (.01)       $        (.05)       $        (.02)       $        (.06)
                                              =============        =============        =============        =============

WEIGHTED AVERAGE COMMON SHARES
 OUTSTANDING:
     Basic and diluted                          147,044,131           63,226,984          147,044,131           65,299,377
                                              =============        =============        =============        =============


About Simtek Corporation

Simtek Corporation designs and markets high-speed, re-programmable, nonvolatile semiconductor memory products, for use in a variety of systems including RAID servers, high performance workstations, GPS navigational systems, robotics, copiers and printers, and networking and broadcast equipment. Information on Simtek products can be obtained from its web site: www.simtek.com; email: information@simtek.com. The Company is headquartered in Colorado Springs, Colorado.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements predicting Simtek's future growth. These forward-looking statements are inherently difficult to predict and involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, projections of future performance including predictions of future profitability and expectations of the business environment in which Simtek operates. For a detailed discussion of these and other risk factors, please refer to Simtek's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K and subsequent Form 10-Q and Form 8-K filings.

Conference Call

Simtek management's investor teleconference will be webcast live at www.companyboardroom.com and at www.simtek.com and will be available thereafter on both websites for replay for 90 days, beginning several hours after the completion of the call. Simtek is introducing a new teleconference webcast with today's call, which will reach a much broader population of parties who are interested in semiconductors and Simtek.

How to participate on the teleconference portion of Simtek's second-quarter 2006 results call on July 27, 2006 at 10:00am Eastern Daylight Time:

Call 1-888-857-6932 (toll free) or 1-719-457-2604 (local) and mention ID code:
SRAM. The conference call will be webcast live and can be heard at www.fulldisclosure.com on the Company's website: www.simtek.com.

Source:  Simtek

IR Contact for Simtek
Sheldon Lutch
Fusion IR & Communications
sheldon@fusionir.com
212.268.1816

Company Contact for Simtek:
Brian Alleman
information@simtek.com